SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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The Charles Schwab Corporation

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Preliminary Copy

THE CHARLES SCHWAB CORPORATION 2006 PROXY STATEMENT

Preliminary Copy

March 30, 2006

Dear Fellow Stockholders,

We cordially invite you to attend our 2006 annual meeting of stockholders. The meeting will be held on Thursday, May 18, 2006, at 2:00 p.m., Pacific Time, at the Argent Hotel, 50 Third Street, San Francisco, California.

At the meeting we will:

•	elect three directors for three-year terms,

•	vote on a proposal to amend the certificate of incorporation and bylaws to provide for the annual election of directors,

•	vote on four stockholder proposals, and

•	consider any other business properly coming before the meeting.

We also will report on our corporate performance in 2005 and answer your questions.

We are pleased to offer you the convenience of viewing our annual meeting by webcast at www.schwabevents.com. If you prefer to attend the meeting in person, please follow the advance registration instructions as outlined in this proxy statement, as you will need a ticket for admission. We look forward to your participation.

Sincerely,

CHARLES R. SCHWAB

CHAIRMAN AND CHIEF EXECUTIVE OFFICER

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NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

The 2006 annual meeting of stockholders of The Charles Schwab Corporation will be held on Thursday, May 18, 2006, at 2:00 p.m., Pacific Time, at the Argent Hotel, 50 Third Street, San Francisco, California, to conduct the following items of business:

•	elect three directors for three-year terms,

•	vote on a proposal to amend the certificate of incorporation and bylaws to provide for the annual election of directors,

•	vote on four stockholder proposals, and

•	consider any other business properly coming before the meeting.

Stockholders who owned shares of our common stock at the close of business on March 20, 2006 are entitled to attend and vote at the meeting and any adjournment or postponement of the meeting. A complete list of registered stockholders will be available prior to the meeting at our principal executive offices at 120 Kearny Street, San Francisco, California 94108.

By Order of the Board of Directors,

CARRIE E. DWYER

EXECUTIVE VICE PRESIDENT,

GENERAL COUNSEL AND

CORPORATE SECRETARY

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Preliminary Copy

VOTING YOUR SHARES

This proxy statement describes the proposals on which you may vote as a stockholder of The Charles Schwab Corporation. It contains essential information to consider when voting.

We, the company’s Board of Directors, are sending these proxy materials to you on or about March 30, 2006.

VOTING YOUR SHARES

Stockholders who owned the company’s common stock at the close of business on March 20, 2006 may attend and vote at the annual meeting. Each share is entitled to one vote. There were              shares of common stock outstanding on March 20, 2006.

How do I vote?

✓	You may vote on the Internet.

You do this by following the “Vote by Internet” instructions that came with your proxy statement. If you vote on the Internet, you do not have to mail in your proxy card.

✓	You may vote by telephone.

You do this by following the “Vote by Telephone” instructions that came with your proxy statement. If you vote by telephone, you do not have to mail in your proxy card.

✓	You may vote by mail.

You do this by completing and signing your proxy card and mailing it in the enclosed prepaid and addressed envelope.

✓	You may vote in person at the meeting.

We will pass out written ballots to anyone who wants to vote in person at the meeting. However, if you hold your shares in street name, you must request a proxy from your stockbroker in order to vote at the meeting. Holding shares in “street name” means you hold them through a brokerage firm, bank or other nominee, and therefore the shares are not held in your individual name.

What am I voting on?

We are asking you to vote:

•	for the election of three directors for terms of three years,

•	for the proposal to amend the certificate of incorporation and bylaws to provide for the annual election of directors, and

•	against the four stockholder proposals.

PROPOSALS TO VOTE ON

ELECTION OF DIRECTORS

Nominees for directors this year are:

•	Nancy H. Bechtle

•	C. Preston Butcher

•	Marjorie Magner

Each nominee is presently a director of the company and has consented to serve a three-year term.

We recommend a vote for these nominees.

APPROVAL OF AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND BYLAWS

Our board is currently divided into three classes having three-year terms. The company’s stockholders approved the election of directors by classes in 1996. Stockholders voted in favor of a classified board at that time to ensure the continuity and stability of the company’s directors and policies, so that a majority of directors at any given time would have prior experience as directors of the company.

While we believe that such continuity is still a valid concern, the Nominating and Corporate Governance Committee reevaluated our board structure in light of the level of support received for the stockholder proposal calling for the annual election of directors submitted last year by William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds (approximately 57% of votes cast on the proposal). After careful deliberation and evaluation by both the Nominating and Corporate Governance Committee and the Board of Directors, our board approved submitting a proposal to amend the certificate of incorporation and bylaws to provide for the annual election of directors, beginning at the 2007 annual meeting.

To ensure a smooth transition to the system of annual election of the entire board, annual elections would be phased in as current terms expire. Directors elected at the 2004 and 2005 annual meetings would serve the remainder of their three-year terms until 2007 and 2008, respectively, and annual elections would begin for those directors upon expiration of their terms. All directors (including directors elected at this year’s annual meeting) would be elected annually beginning in 2009. Directors elected by the board to fill vacancies prior to 2009 would serve for the remainder of the term of the class to which the director is elected.

The proposed amendments would delete, beginning with the complete declassification of the board in 2009, the existing requirement that provides, in accordance with the provisions of Delaware law applicable to classified boards of directors, that directors may be removed only for cause. Under Delaware law, directors of companies that do not have classified boards may be removed by stockholders with or without cause. The proposed amendments, if passed, also would eliminate the requirement that the affirmative vote of 80% of all outstanding shares of common stock is necessary to amend the provisions concerning the terms of directors.

The proposed amendments to the company’s Fifth Restated Certificate of Incorporation and Third Restated Bylaws are attached to this proxy statement as Exhibit A.

The affirmative vote of 80% of the outstanding shares of common stock is required for approval of this proposal.

We recommend a vote for the approval of the amendments to the certificate of incorporation and bylaws.

PROPOSALS TO VOTE ON

STOCKHOLDER PROPOSALS

We have been notified that several stockholders intend to present proposals for consideration at the annual meeting. The stockholder proposals and supporting statements appear in italics below, and we present the proposals as they were submitted to us. Our responses are contained immediately after each proposal.

FIRST STOCKHOLDER PROPOSAL:

THE EFFECT OF A FLAT TAX

Thomas J. Borelli, 173 Oakland Avenue, Eastchester, NY 10709, who holds approximately 233 shares of company stock, has submitted the following proposal for consideration at the annual meeting.

Stockholder Resolution

Whereas:

Charles Schwab & Co., Inc.’s primary responsibility is to create value for shareholders and should pursue legal and ethical means to achieve that goal, including identifying public policies that would advance shareholder value in a transparent and lawful manner. [See National Legal and Policy Center, www.nlpc.org/cip.asp and Free Enterprise Action Fund, http://www.FreeEnterpriseActionFund.com/about.html]

Whereas:

Company profitability and shareholder value are significantly affected by the federal tax code.

The current federal corporate income tax is complex, costly, and burdensome for businesses and shareholders. The number of pages of federal tax laws and regulations exceed 50,000. Annual tax compliance costs are estimated to range from $100 billion and $200 billion.

The U.S. has the second-highest corporate tax rate among 69 countries [See Chris Edwards, “Corporate Tax Reform,” Cato Institute Tax & Budget Bulletin No. 21, September 2004, www.cato.org/pubs/tbb/tbb-0409-21.pdf.]

Tax reform is crucial to America’s business competitiveness. In 2005, the President’s Advisory Panel on Tax Reform developed proposals for simplifying the federal tax system to: reduce compliance costs and burdens to businesses and individuals; promote economic growth and job creation; encourage capital investment; and to strengthen the ability of U.S. companies to compete in foreign markets.

Other tax reform proposals include the “flat tax” proposed in the book entitled “Flat Tax Revolution: Using a Postcard to Abolish the IRS” (Regnery, 2005) by Steve Forbes.

Whereas:

Schwab and its shareholders may significantly benefit from significant reform of the federal tax code, such as by replacing the current federal income tax with a flat tax.

Resolved: Schwab’s shareholders request that, by the 2006 annual shareholder meeting, the Board of Directors make available to shareholders a report on the estimated impacts of a flat tax for Schwab, omitting proprietary information and at a reasonable cost.

The report should provide estimates of the impact to Schwab of:

1.	Taxing all profits at a flat rate of 17 percent and at other alternative flat rates;

2.	Limiting taxable income to only income earned in the U.S.;

3.	Replacing depreciation with capital expensing;

4.	Abolishing special “preferences” or “loopholes” in the corporate tax code;

5.	Savings attained from reduced business compliance costs.

Stockholder’s Statement of Support

The flat tax might benefit Schwab and its shareholders by:

1.	Increasing corporate dividend payouts to shareholders;

2.	Reducing corporate tax accounting, planning and compliance costs;

3.	Reducing incentives for questionable tax avoidance schemes that could backfire and attract litigation and penalties from federal authorities;

4.	Increasing transparency in accounting and improved planning for investment and other activities;

PROPOSALS TO VOTE ON

5.	Spurring economic activity and growth, which might further increase company revenue, expand the financial services industry and increase shareholder value.

For more information:

1.	Chris Edwards, “Options for Tax Reform,” Policy Analysis No. 536, Cato Institute: Washington, DC, February 24, 2005.

2.	“The Flat Tax: Issue Home Page,” Freedom Works, http://www.freedomworks.org.

3.	Daniel Mitchell, “Making American Companies More Competitive,” Backgrounder 1691, Heritage Foundation: Washington, DC, September 25, 2003.

Board of Directors’ Recommendation Against and Statement of Opposition to the Proposal Regarding the Effect of a Flat Tax

We do not believe that the annual meeting is an appropriate forum for political debates such as the rate of taxation. Nor do we believe that preparing such analyses on the effect of a flat tax is an effective use of company resources or stockholders’ equity.

We recommend a vote against the stockholder proposal regarding the effect of a flat tax.

SECOND STOCKHOLDER PROPOSAL:

POLITICAL CONTRIBUTIONS

The International Brotherhood of Teamsters, 25 Louisiana Avenue NW, Washington, D.C. 20001, which holds approximately 1,400 shares of company stock, has submitted the following proposal for consideration at the annual meeting.

Stockholder Resolution

Resolved, that the shareholders of The Charles Schwab Corporation (“Charles Schwab,” “Schwab” or the “Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary contributions to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code including the following:

a.	An accounting of the Company’s funds contributed to any of the organizations described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to contribute; and,

c.	The internal guidelines or policies, if any, governing the Company’s political contributions.

This report shall be presented to the Board of Directors’ Audit Committee or other relevant oversight committee, and posted on the Company’s website.

Stockholder’s Statement of Support

As long-term shareholders of Charles Schwab, we [The International Brotherhood of Teamsters] support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure. Absent a system of accountability, we believe that corporate executives will be free to use the Company’s assets for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders. We are concerned that there is currently no single source of information that provides all of the information sought by this resolution.

Working Americans do business with our Company as brokerage clients. They invest their retirement savings through Charles Schwab and own shares in the Company itself. We believe these relationships are based on the expectation of trust in Charles Schwab. In our view, this trust is imperiled by Schwab’s partisan role in the national debate on Social Security, which affects the retirement security of the Company’s depositors and investors. For this reason, we believe that complete disclosure by the Company is necessary for the Board and its shareholders to be able to fully evaluate the political use of corporate assets.

PROPOSALS TO VOTE ON

Our Company has been a member of the Alliance for Worker Retirement Security, which is in our opinion the main business-backed lobby group for privatization of Social Security. Our Company also donated to the Cato Institute (Cleveland Plain Dealer, 12/19/99), the think tank that in our view has moved privatization from the political fringe to the mainstream, and Chairman and CEO Charles R. Schwab has personally contributed to the Club for Growth, which pledged to spend $10 million to promote privatization (Houston Chronicle, 2/14/05).

We believe that Schwab’s support for these groups creates a serious potential conflict of interest between the Company’s own interest in profits from managing private accounts and the interest of its clients in preserving Social Security in its current form. Particularly under these circumstances, we believe that the Company should fully disclose to its shareholders all political contributions identified in this proposal.

We urge your support FOR this critical governance reform.

Board of Directors’ Recommendation Against and Statement of Opposition to the Proposal Regarding Political Contributions

Please see our statement in opposition to the proposal regarding the effect of a flat tax, above. In addition, we note that in 2005, the company made the following contributions to the types of organizations listed in the stockholder’s resolution:

Organization	Amount

Committee on Jobs Government Reform Fund (SF non-partisan business association involved in civic affairs)	$35,000

San Francisco Chamber of Commerce 21st Century Fund	$10,000

Bay Area Democrats	$10,000

Total	$55,000

We believe that our current policies advance the interests of the company’s stockholders and clients and that the minimal funding contributed to organizations listed above is a better use of company resources (generally in support of communities in which we live) than the expense of implementing this stockholder proposal.

We recommend a vote against the stockholder proposal regarding political contributions.

THIRD STOCKHOLDER PROPOSAL:

MAJORITY VOTING

The Sheet Metal Workers’ National Pension Fund, Edward F. Carlough Plaza, 601 N. Fairfax Street, Suite 500, Alexandria, VA 22314 which holds approximately 32,950 shares of company stock, has submitted the following proposal for consideration at the annual meeting.

Stockholder Resolution

Resolved: That the shareholders of Charles Schwab (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Stockholder’s Statement of Support

Our Company is incorporated in Delaware. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). The law provides that if the level of voting support necessary for a specific action is not specified in a corporation’s certificate or bylaws, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote

PROPOSALS TO VOTE ON

standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We [The Sheet Metal Workers] believe that a majority standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh & McLennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support of this important director election reform.

Board of Directors’ Recommendation Against and Statement of Opposition to the Proposal Regarding Majority Voting

While majority voting has been a highly debated topic in the investment community, we believe that it would be premature to vote on this proposal until stockholders know and can consider the outcome of the company’s proposal regarding declassification of the board. Whether or not directors continue to be elected to three-year terms is significant in deciding how to vote on this proposal, because the consequences of failing to receive a majority vote vary significantly, depending on whether the director has a one-year or three-year term.

The company is incorporated in Delaware. If this proposal were to pass, under Delaware law, a director failing to receive a majority vote (but still receiving a plurality of votes) would continue to serve “…until such director’s successor is elected and qualified.” Delaware General Corporation Law Section 141(b). This is known as a “holdover” term. If the company’s proposal regarding declassification of the board passes, and directors are elected to one-year terms, a director who fails to receive a majority vote would continue to serve with a holdover term of one year. If, however, the company’s proposal is defeated, and the board remains classified, a director would serve a holdover term of three years.

In addition, the company’s proposal to declassify the board, upon completion of declassification, would eliminate the Delaware law requirement that directors on classified boards be removed in the middle of their terms only for cause. Delaware General Corporation Law Section 141(k). If the current proposal to adopt majority voting were approved but the company’s proposal to declassify the board were rejected, absent a showing of cause, a director could not be removed who fails to garner majority support (such failure alone would not constitute “cause”). We will need to consider the effects of Delaware law in considering any potential change to voting procedures, which may limit our ability to implement this proposal.

PROPOSALS TO VOTE ON

Before deciding whether or not to vote on a majority standard for the election of directors, we believe that it is important for stockholders to know what the effect will be on (1) the length of director “holdover” terms for directors who fail to receive a majority vote and (2) whether directors who are elected may be removed with or without cause during their terms. This is important information that may influence how a stockholder would vote on this proposal.

We recommend a vote against the stockholder proposal regarding majority voting.

FOURTH STOCKHOLDER PROPOSAL:

SEVERANCE PAYMENTS

The Trowel Trades S&P 500 Index Fund of the International Union of Bricklayers and Allied Craftworkers, P.O. Box 75000, Detroit, Michigan 48275, which holds approximately 35,381 shares of company stock, has submitted the following proposal for consideration at the annual meeting.

Stockholder Resolution

Resolved: that the shareholders of The Charles Schwab Corporation (“the Company”) urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives’ base salary plus bonus. “Future severance agreements” include employment agreements containing severance provisions, retirement agreements and agreements renewing, modifying or extending existing such agreements. “Benefits” include lump-sum cash payments and the estimated present value of periodic retirement payments, fringe benefits, perquisites and consulting fees to be paid to the executive.

Stockholder’s Statement of Support

In our [The Trowel Trades S&P 500 Index Fund’s] opinion, severance agreements as described in this resolution, commonly known as “golden parachutes”, are excessive in light of the high levels of compensation enjoyed by senior executives at the Company and U.S. corporations in general.

We believe that requiring shareholder approval of such agreements may have the beneficial effect of insulating the Board of Directors from manipulation in the event a senior executive’s employment must be terminated by the Company. Because it is not always practical to obtain prior shareholder approval, the Company would have the option if this proposal were implemented of seeking shareholder approval after the material terms of the agreement were agreed upon.

For those reasons, we urge shareholders to vote for this proposal.

Board of Directors’ Recommendation Against and Statement of Opposition to the Proposal Regarding Severance Payments

The company’s severance agreements and policies are part of the company’s overall compensation program, one designed to attract and retain highly qualified executives. The company operates in a highly competitive industry where executive talent is in high demand. We believe that this proposal would tie the hands of company management and the Compensation Committee in negotiating severance agreements they deem to be in the best interests of the company and its stockholders. The Compensation Committee is responsible for overseeing and administering the company’s compensation programs, including severance arrangements, for senior executives. The committee is composed entirely of independent directors and has access to an independent compensation consultant to assist it with making compensation decisions. The committee reviews the terms of senior executive separation agreements (that are not part of the company’s Severance Pay Plan) for fairness and comparability to similarly situated companies. The company’s overall philosophy regarding executive compensation is described in the Compensation Committee Report in this proxy statement.

PROPOSALS TO VOTE ON

We believe that implementing this proposal will be costly and disruptive to our executive recruiting and retention efforts. In order to hire the best person for the job, the company will sometimes need to act decisively and within a short time frame. Under this proposal, however, in order to ratify a severance agreement with a potential executive, the company would either have to call a special meeting of stockholders or wait until the next occurring annual meeting of stockholders, neither of which is realistic in the context of a hiring situation. While the proposal’s supporting statement argues that the company could seek stockholder approval after the material terms are agreed, this does not provide any assurance to a potential senior executive that the employment and severance package he or she has negotiated will be honored by the company. The executive would be in the position of having to accept employment with the company (and perhaps resigning from another company) without knowing what his or her total compensation package would be. We strongly believe this would place the company at a disadvantage relative to its competitors.

We continue to believe that the company and its stockholders are best served by having compensation decisions, including severance arrangements, made by a Compensation Committee composed entirely of independent directors, charged with the fiduciary duty to make decisions in the best interests of the company and its stockholders, and taking into account all relevant factors.

We recommend a vote against the stockholder proposal regarding severance payments.

OTHER BUSINESS

We know of no other business to be considered at the meeting. However, if:

•	other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, and

•	you have properly submitted your proxy,

then Charles R. Schwab and Carrie E. Dwyer will vote your shares on those matters according to their best judgment.

THE BOARD OF DIRECTORS

MEMBERS OF THE BOARD OF DIRECTORS

WILLIAM F. ALDINGER III

DIRECTOR SINCE JULY 2005

Mr. Aldinger, age 58, was Chairman and Chief Executive Officer of HSBC North America Holdings Inc., a financial services company, from 2003 until April 2005. Mr. Aldinger also served as Chairman and Chief Executive Officer of Household International (now HSBC Finance Corporation) from 1994 until April 2005. Mr. Aldinger is a director of MasterCard International, a global payments solutions company; Illinois Tool Works, Inc., a developer and processor of engineered components, industrial systems and consumables; AT&T, Inc., a voice, video and data communications company; and KKR Financial Corp., a real estate finance company. Mr. Aldinger’s term expires in 2007.

NANCY H. BECHTLE

DIRECTOR SINCE 1992

Ms. Bechtle, age 68, served as President and Chief Executive Officer of the San Francisco Symphony from 1987 until 2001 and has served as a member of the San Francisco Symphony Board of Governors since 1984. She was a director and Chief Financial Officer of J.R. Bechtle & Co., an international consulting firm, from 1979 to 1998. Ms. Bechtle has served as Chairman and a director of Sugar Bowl Ski Corporation since 1998. She also has served as Vice Chairman and a director of the National Park Foundation since February 2005. Ms. Bechtle is a nominee for election this year.

C. PRESTON BUTCHER

DIRECTOR SINCE 1988

Mr. Butcher, age 67, has been Chairman and Chief Executive Officer of Legacy Partners (formerly Lincoln Property Company N.C., Inc.), a real estate development and management firm, since 1998. Mr. Butcher served as President, Chief Executive Officer and Regional Partner of Lincoln Property Company N.C., Inc. from 1967 until 1998. He is a director of Northstar Realty Finance Corp. Mr. Butcher is a nominee for election this year.

DONALD G. FISHER

DIRECTOR SINCE 1988

Mr. Fisher, age 77, is the founder of Gap Inc., a nationwide specialty retail clothing chain. He is a director and Chairman Emeritus of the Board of Gap Inc. He also was Chief Executive Officer of Gap Inc. from 1969 to 1995. Mr. Fisher is a member of the California State Board of Education and served on the Advisory Council for the Office of the U.S. Trade Representative from 1987 until 1998. Mr. Fisher’s term expires in 2007.

FRANK C. HERRINGER

DIRECTOR SINCE 1996

Mr. Herringer, age 63, has been Chairman of the Board of Transamerica Corporation, a financial services company, since 1996. He served as Chief Executive Officer of Transamerica from 1991 to 1999 and President from 1986 to 1999, when Transamerica was acquired by Aegon N.V. From the date of the acquisition until 2000, Mr. Herringer served on the Executive Board of Aegon N.V. and as Chairman of the Board of Aegon U.S.A. Mr. Herringer is also a director of Amgen, Inc., a biotechnology company; Mirapoint, Inc., an Internet message infrastructure equipment developer; and Hawaii Biotech, Inc., a biotechnology company. Mr. Herringer’s term expires in 2008.

MARJORIE MAGNER

DIRECTOR SINCE JANUARY 2006

Ms. Magner, age 56, served as Chairman and Chief Executive Officer of the Global Consumer Group for Citigroup, Inc., a financial services company, from 2003 until October 2005. Ms. Magner joined Commercial Credit, a predecessor company to Citigroup, in 1987. She served as Chief Administrative Officer and Senior Executive Vice President, Global Consumer Group from 2000 until 2002, and Chief

THE BOARD OF DIRECTORS

Operating Officer, Global Consumer Group from 2002 until 2003. Ms. Magner is a director of Gannett Company, Inc., a publishing company, and Accenture Ltd, a management consulting and technology services company. She also serves as Chairman of the Brooklyn College Foundation Board of Trustees and is a member of the Dean’s Advisory Council of the Krannert School of Management at Purdue University. Ms. Magner is a nominee for election this year.

STEPHEN T. MCLIN

DIRECTOR SINCE 1988

Mr. McLin, age 59, has been Chairman and Chief Executive Officer of STM Holdings LLC, which offers merger and acquisition advice, since 1998. From 1987 until 1998, he was President and Chief Executive Officer of America First Financial Corporation, a finance and investment banking firm, and parent of EurekaBank. Before that, he was an Executive Vice President of Bank of America. Mr. McLin is an advisory director of Headwaters MB, a merchant bank; Financial Technology Ventures, a private equity fund; and Webify, Inc., a software company. Mr. McLin’s term expires in 2008.

CHARLES R. SCHWAB

DIRECTOR SINCE 1986

Mr. Schwab, age 68, has been Chairman and a director of The Charles Schwab Corporation since its incorporation in 1986. Mr. Schwab was re-appointed as Chief Executive Officer of the company in July 2004. He served as Co-Chief Executive Officer of the company from 1998 to 2003, and Chief Executive Officer of the company from 1986 to 1997. Mr. Schwab was a founder of Charles Schwab & Co., Inc. in 1971, has been its Chairman since 1978, and its Chief Executive Officer since July 2004. Mr. Schwab is currently a director of U.S. Trust Corporation and United States Trust Company of New York (which are subsidiaries of The Charles Schwab Corporation). He is also Chairman of Charles Schwab Bank, N.A., and a trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust and Schwab Annuity Portfolios, all registered investment companies. Mr. Schwab’s term expires in 2008.

PAULA A. SNEED

DIRECTOR SINCE 2002

Ms. Sneed, age 58, has been Executive Vice President, Global Marketing Resources and Initiatives, of Kraft Foods, Inc., a national food packaging company, since July 2005. She served as Group Vice President and President of E-Commerce and Marketing Services for Kraft Foods North America, part of Kraft Foods, Inc., from 2000 until 2004, and Senior Vice President, Global Marketing Resources and Initiatives from December 2004 to July 2005. She joined General Foods Corporation (which later merged with Kraft Foods) in 1977 and has held a variety of management positions, including Vice President, Consumer Affairs; Senior Vice President and President, Foodservice Division; Executive Vice President and General Manager, Desserts Division; Executive Vice President and General Manager, Dinners and Enhancers Division; Senior Vice President, Marketing Service and Chief Marketing Officer; and Executive Vice President, President E-Commerce Division. Ms. Sneed is a director of Airgas, Inc., a national distributor of industrial, medical and specialty gases and related equipment. Ms. Sneed’s term expires in 2007.

ROGER O. WALTHER

DIRECTOR SINCE 1989

Mr. Walther, age 70, has served as Chairman and Chief Executive Officer of Tusker Corporation, a real estate and business management company, since 1997. He served as Chairman and Chief Executive Officer of ELS Educational Services, Inc., a provider in the United States of courses in English as a second language, between 1992 and 1997. Mr. Walther was President, Chief Executive Officer and a director of AIFS, Inc., which designs and markets educational and cultural programs internationally, from 1964 to February 1993.

THE BOARD OF DIRECTORS

Since 1985, Mr. Walther has served as Chairman and has been a director of First Republic Bank. Mr. Walther’s term expires in 2008.

ROBERT N. WILSON

DIRECTOR SINCE 2003

Mr. Wilson, age 65, has been Chairman of Caxton Health Holdings, LLC, a healthcare-focused investment firm, since April 2004. Prior to his association with Caxton Health Holdings, Mr. Wilson was Vice Chairman of the board of directors of Johnson & Johnson, a manufacturer of health care products, from 1989 until 2003. Mr. Wilson had joined Johnson & Johnson in 1964. Mr. Wilson is also a director of U.S. Trust Corporation and United States Trust Company of New York; Amerada Hess Corporation, an integrated oil and gas company; and Synta Pharmaceuticals Corporation, a bio-pharmaceutical company. Mr. Wilson’s term expires in 2008.

DAVID B. YOFFIE

DIRECTOR SINCE 2003

Professor Yoffie, age 51, has been the Max and Doris Starr Professor of International Business Administration at the Harvard Business School since 1993 and has been a member of the Harvard University faculty since 1981. Professor Yoffie is also a director of the National Bureau of Economic Research; Intel Corporation, a maker of microcomputer and communications components; and Spotfire, Inc., a provider of analytic and visualization software applications. Professor Yoffie’s term expires in 2007.

NUMBER OF DIRECTORS AND TERMS

The authorized number of directors is twelve and the company currently has twelve directors. Three directors are nominees for election this year and nine directors will continue to serve the terms described in their biographies.

Our directors currently serve staggered terms. This is accomplished as follows:

•	each director who is elected at an annual meeting of stockholders serves a three-year term,

•	the directors are divided into three classes,

•	the classes are as nearly equal in number as possible, and

•	the term of each class begins on a staggered schedule.

If the proposal to amend the certificate of incorporation and bylaws to provide for the annual election of directors is approved, directors will be elected annually after their current three-year terms expire, beginning with the 2007 annual meeting.

THE BOARD OF DIRECTORS

BOARD AND COMMITTEE MEETINGS

The board held seven regular meetings and one special meeting in 2005. Each director attended at least 75% of all board and applicable committee meetings during 2005. Non-management directors meet regularly in executive session. The chairman of the Nominating and Corporate Governance Committee presides over the executive sessions of non-management directors. As provided in our Corporate Governance Guidelines, we expect directors to attend the annual meeting of stockholders. In 2005, all of the directors attended the annual meeting.

This table describes the board’s standing committees.

NAME OF COMMITTEE AND MEMBERS(1)	FUNCTIONS OF THE COMMITTEE	NUMBER OF MEETINGS IN 2005

AUDIT Stephen T. McLin, Chairman(2) William F. Aldinger III(2)(3) Nancy H. Bechtle C. Preston Butcher Donald G. Fisher Marjorie Magner(4)	• reviews the integrity of the financial reporting process • reviews the qualifications and independence of the independent auditors and performance of the company’s internal audit function and independent auditors • retains sole authority to select independent auditors, approve audit fees and establish policies and procedures regarding pre-approval of fees for non-audit services • reviews compliance with legal and regulatory requirements	10

COMPENSATION Roger O. Walther, Chairman Frank C. Herringer Paula A. Sneed Robert N. Wilson David B. Yoffie(5)	• annually reviews and approves corporate goals and objectives relating to compensation of executive officers and other senior officers • evaluates the performance of executive officers and other senior officers and determines their compensation levels • reviews and approves compensatory arrangements for executive officers and other senior officers • approves long-term awards for executive officers and other senior officers	8

THE BOARD OF DIRECTORS

NAME OF COMMITTEE AND MEMBERS(1)	FUNCTIONS OF THE COMMITTEE	NUMBER OF MEETINGS IN 2005

NOMINATING AND CORPORATE GOVERNANCE Frank C. Herringer, Chairman William F. Aldinger III(3) Nancy H. Bechtle C. Preston Butcher Donald G. Fisher Marjorie Magner(4) Stephen T. McLin Paula A. Sneed Roger O. Walther Robert N. Wilson David B. Yoffie(5)	• identifies individuals qualified to serve on the board • recommends nominees to fill vacancies on the board and each board committee and recommends a slate of nominees for election or re-election as directors by the stockholders at the annual meeting to fill the seats of directors whose terms are expiring • leads the board in its annual review of the board’s performance, develops corporate governance principles, policies and procedures and recommends their adoption by the board	3

(1)	In addition to the standing committees, we may from time to time establish ad hoc committees to assist in various matters.

(2)	We have determined that Mr. McLin and Mr. Aldinger are Audit Committee financial experts and “independent” under the Nasdaq Stock Market corporate governance rules and the rules of the Securities and Exchange Commission.

(3)	Mr. Aldinger was appointed to the Audit and Nominating and Corporate Governance Committees, effective July 28, 2005.

(4)	Ms. Magner was appointed to the Audit and Nominating and Corporate Governance Committees, effective January 26, 2006.

(5)	Mr. Yoffie was appointed to the Compensation and Nominating and Corporate Governance Committees, effective March 14, 2006.

THE BOARD OF DIRECTORS

CORPORATE GOVERNANCE INFORMATION

You may find our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and the charters for the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee on the company’s website at www.aboutschwab.com/governance. You also may obtain a paper copy of these items, without charge, from:

Assistant Corporate Secretary

The Charles Schwab Corporation

Mailstop SF120KNY-04

101 Montgomery Street

San Francisco, California 94104

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee (the members of which are listed in the table in the “Board and Committee Meetings” section) is or has been an officer or employee of the company or any of its subsidiaries. There were no Compensation Committee interlocks as defined under Securities and Exchange Commission rules during 2005.

DIRECTOR COMPENSATION

All Directors

All directors are reimbursed first-class air travel, hotel, meals and related expenses for attending board and committee meetings.

Employee Directors

Directors who are also employees receive no additional compensation for their service as directors.

Non-Employee Directors

Non-employee directors received the following retainers and fees in 2005:

Non-Employee Director Retainers and Fees

Annual retainer	$50,000

Attendance fee for each board meeting	$2,800

Attendance fee for each Audit Committee and Compensation Committee meeting held on the same day as a board meeting	$1,000

Attendance fee for each other board committee meeting held on the same day as a board meeting	$500

Attendance fee for each Audit Committee and Compensation Committee meeting held on a day other than a board meeting	$2,500

Attendance fee for each other board committee meeting held on a day other than a board meeting	$2,000

Additional annual retainer for service as Audit Committee chairman	$20,000

Additional annual retainer for service as a board committee chairman other than the Audit Committee	$15,000

Non-employee directors also are entitled to receive non-discretionary equity grants under the 2004 Stock Incentive Plan, which was approved by stockholders in May 2004. In 2005, non-employee directors were entitled to grants as follows:

Non-Employee Director Equity Grants

Annual grant of options	5,000 options

Annual grant of restricted stock	5,195 shares

Initial grant of options for new directors	10,000 options

THE BOARD OF DIRECTORS

Non-employee directors receive the initial grant of options on the date of the first board meeting after joining the board. They receive the annual grants of options and restricted stock on the second business day after each annual meeting of stockholders. Non-employee director equity grants are subject to the following terms and conditions:

•	Annual grants of options and restricted stock vest over the three-year period following the date of grant, with 25% vesting on each of the first and second anniversary of the grant date and the remaining 50% on the third anniversary of the grant date. The options become 100% vested in the event of the non-employee director’s death, disability or retirement. Initial grants of options (when a director joins the board) are fully vested on the date of the grant.

•	The number of shares for the annual grant of restricted stock is determined by dividing $60,000 by the average of the high and low market prices of common stock on the date of the grant.

•	Each stock option is designated as a non-qualified stock option and has an exercise price equal to the fair market value of common stock on the date of the grant.

•	Each stock option expires on the earliest of (1) the date ten years after the date of grant, (2) the date three months after termination of service for any reason other than death, disability or retirement, (3) the date one year after termination of service because of death or disability, or (4) the date two years after termination of service because of retirement.

Non-employee directors also may participate in the Directors’ Deferred Compensation Plan. This plan allows them to defer receipt of all or a portion of their retainers and fees and, at their election, either to:

(1)	receive stock options that:

•	have a fair value equal to the amounts deferred (as determined under the valuation method used by the company to value stock options at the time of the deferral),

•	have an option exercise price equal to the closing price of common stock on the date the deferred amount would have been paid, and

•	vest immediately upon grant and generally expire ten years after the grant date,

- or -

(2)	invest the deferred amount in restricted stock units that are funded by an equivalent number of shares of common stock to be held in a “rabbi” trust and distributed to the director when he or she ceases to be a director.

We also have stock ownership guidelines for non-employee directors. Under our guidelines, each non-employee director should own company stock with a fair market value equal to or exceeding $200,000. A new director should reach this target level upon completing five years of service. Once this target level is reached, the director is deemed to meet this target so long as he or she continues to hold an equivalent number of shares as on the date the target level was met.

Shares owned outright, deferred shares and restricted stock and stock units are counted in determining the threshold under our stock ownership guidelines. In addition, each non-employee director is expected to hold for at least one year 50% of the net after-tax value of company stock acquired through the exercise of a stock option or the vesting of restricted shares. Thereafter, the shares may be sold as of any date the target ownership level is met.

DIRECTOR INDEPENDENCE

We have considered the independence of each member of the board in accordance with the Nasdaq Stock Market corporate governance rules. We have determined that the following directors are independent: William F. Aldinger III, Nancy H. Bechtle, C. Preston Butcher, Donald G. Fisher, Frank C. Herringer, Marjorie Magner, Stephen T. McLin, Paula A. Sneed, Roger O. Walther, Robert N. Wilson, and David B. Yoffie.

THE BOARD OF DIRECTORS

DIRECTOR NOMINATIONS

The Nominating and Corporate Governance Committee is composed entirely of “independent directors” as determined by the Board of Directors in accordance with the Nasdaq Stock Market corporate governance rules.

The Board of Directors has adopted a written Nominating and Corporate Governance Committee charter. The charter is available on our website at www.aboutschwab.com/governance. One of the committee’s responsibilities is to recommend candidates for nomination to the board.

The Nominating and Corporate Governance Committee recommended all of the nominees for election included in this year’s proxy statement. Ms. Bechtle and Mr. Butcher have been previously elected by stockholders as directors. Ms. Magner was appointed to the board in January 2006, and this is the first year that she is a candidate for stockholder election to the board. The Chairman suggested Ms. Magner’s name as a candidate to the Nominating and Corporate Governance Committee, and the committee, comprised of independent directors, recommended Ms. Magner’s nomination as a candidate.

The Nominating and Corporate Governance Committee will consider candidates nominated by stockholders for next year’s meeting if the nomination is made in writing no later than November 30, 2006. Stockholder nominations must be made in accordance with the procedures outlined in the company’s bylaws and must be addressed to:

Assistant Corporate Secretary

The Charles Schwab Corporation

Mailstop SF120KNY-04

101 Montgomery Street

San Francisco, California 94104

The bylaws are available on our website at www.aboutschwab.com/governance.

Director Qualifications

The qualifications for directors are described in our Corporate Governance Guidelines, which are available on our website. In addition, the committee believes that the following specific, minimum qualifications must be met by a nominee for the position of director:

•	the ability to work together with other directors, with full and open discussion and debate as an effective group,

•	current knowledge and experience in the company’s business or operations, or contacts in the community in which the company does business and in the industries relevant to the company’s business, or substantial business, financial or industry-related experience, and

•	the willingness and ability to devote adequate time to the company’s business.

The committee also considers the following qualities and skills when making its determination whether a nominee is qualified for the position of director:

•	relationships that may affect the independence of the director or conflicts of interest that may affect the director’s ability to discharge his or her duties,

•	diversity of experience and background, including the need for financial, business, academic, public sector and other expertise on the board or board committees, and

•	the fit of the individual’s skills and experience with those of the other directors and potential directors in comparison to the needs of the company.

When evaluating a candidate for nomination, the committee does not assign specific weight to any of these factors or believe that all of the criteria necessarily apply to every candidate.

Identifying and Evaluating Nominees for Director

The Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics

THE BOARD OF DIRECTORS

required of board members in the context of the current composition of the board. Candidates considered for nomination to the Board of Directors may come from several sources, including current and former directors, professional search firms and stockholder nominations. Nominees for director are evaluated, in consultation with the company’s Chairman, by the committee, which may retain the services of a professional search firm to assist it in identifying or evaluating potential nominees.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

If you wish to communicate with the board, the chairman of the Nominating and Corporate Governance Committee, or with the independent directors as a group, you may send your communication in writing to:

Assistant Corporate Secretary

The Charles Schwab Corporation

Mailstop SF120KNY-04

101 Montgomery Street

San Francisco, California 94104

You must include your name and address in the written communication and indicate whether you are a stockholder of the company.

The Assistant Corporate Secretary will compile all communications, summarize lengthy, repetitive or duplicative communications and forward them to the appropriate director or directors. The Assistant Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department within the company for resolution. If this is the case, the Assistant Corporate Secretary will retain a copy of such communication for review by any director upon his or her request.

AUDITING INFORMATION

AUDIT COMMITTEE REPORT

The Audit Committee is composed entirely of “independent directors” as determined by the Board of Directors in accordance with the listing standards of the Nasdaq Stock Market. None of the directors on this committee is or has been an employee of The Charles Schwab Corporation or any of its subsidiaries. None of the committee members simultaneously serves on the audit committees of more than three public companies, including ours. All of the members of our committee are able to read and understand fundamental financial statements, including the company’s balance sheet, income statement, and cash flow statement. The board has determined that William F. Aldinger III and Stephen T. McLin are Audit Committee financial experts.

The Board of Directors has adopted a written Audit Committee charter. The charter is available on our website at www.aboutschwab.com/governance. A copy of the charter is attached to this proxy statement as Exhibit B.

The committee has met and held discussions with management and the company’s independent registered public accounting firm. As part of this process, the committee has:

•	reviewed and discussed the audited financial statements with management,

•	discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), and

•	received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the auditors their independence.

Based on the review and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Stephen T. McLin, Chairman

William F. Aldinger III

Nancy H. Bechtle

C. Preston Butcher

Donald G. Fisher

Marjorie Magner

AUDITING INFORMATION

AUDITOR SELECTION AND FEES

Auditor Selection

The Audit Committee has selected Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu as the company’s independent registered public accounting firm for the 2006 fiscal year. Deloitte has served in this capacity since the company’s inception. We expect representatives of Deloitte to attend the annual meeting of stockholders, where they will respond to appropriate questions from stockholders and have the opportunity to make a statement.

Audit Fees

The aggregate fees for professional services billed by Deloitte in connection with their audits of the consolidated annual financial statements and management’s assessment of the effectiveness of internal control over financial reporting, and reviews of the consolidated financial statements included in quarterly reports on Form 10-Q were:

Fiscal year ended December 31:

2004	$6.5 million

2005	$5.0 million

Audit-Related Fees

“Audit-Related” fees include assurance and related services, such as reports on internal controls, review of Securities and Exchange Commission filings, merger and acquisition due diligence and related services. The aggregate fees billed by Deloitte for such services were:

Fiscal year ended December 31:

2004	$1.6 million

2005	$1.5 million

Tax Fees

The Audit Committee has limited tax services by Deloitte to tax return review, preparation and compliance. The aggregate fees billed by Deloitte for these services were:

Fiscal year ended December 31:

2004	$0.4 million

2005	$0.1 million

All Other Fees

All other services represent fees not included in “audit fees,” “audit-related fees,” and “tax fees.” The aggregate fees billed by Deloitte for these services were:

Fiscal year ended December 31:

2004	None

2005	None

In addition to the fees above, audit fees in the amount of $1.6 million in 2004 and $1.8 million in 2005 were billed by Deloitte with respect to mutual funds managed by subsidiaries of The Charles Schwab Corporation. Ongoing mutual fund fees are included in the expenses of the mutual funds and are borne by the stockholders of the funds. Accordingly, they are not included in the expenses of The Charles Schwab Corporation.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy regarding pre-approval of non-audit services performed by Deloitte. The Audit Committee’s pre-approval policy prohibits engaging Deloitte to perform the following services:

•	any contingent fee arrangement,

•	bookkeeping or other services relating to accounting records or financial statements,

•	broker-dealer services,

•	actuarial services,

AUDITING INFORMATION

•	management and human resource functions, including executive search services,

•	legal services and expert services unrelated to the audit,

•	appraisal and valuation services, fairness opinions or contribution-in-kind reports,

•	internal audit outsourcing,

•	financial information systems design and implementation,

•	tax consulting or advice or a tax opinion on an “aggressive” tax position or on a “listed transaction” or a “confidential transaction” as defined by U.S. Department of Treasury regulations, and

•	tax services to employees who have a financial reporting oversight role.

The policy requires the pre-approval of the Audit Committee for other non-audit services performed by Deloitte. The policy contains lists of non-audit services, contained in three separate categories, which the Audit Committee has pre-approved subject to an annual aggregate dollar limit for each category. Once the dollar limit in each of these three categories is reached, the Audit Committee will decide whether to establish an additional spending limit for the category or specifically pre-approve each additional service in the category for the remainder of the year. The three categories are:

•	accounting theory consultation (includes services such as guidance on the application of Generally Accepted Accounting Principles to various transactions and guidance on the effects of new accounting pronouncements),

•	assurance and due diligence (includes services such as certain reports on internal controls, review of Securities and Exchange Commission filings, merger and acquisition due diligence, employee benefit plan audits, and foreign statutory audits and regulatory reports), and

•	tax return review, preparation and compliance.

Services not listed in one of the categories above require specific pre-approval from the Audit Committee. On an annual basis, the policy limits the fees related to other non-audit services performed by Deloitte to 50% of the combination of audit fees, audit-related fees and tax fees.

The policy permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that the member or members report to the entire Audit Committee pre-approval actions taken since the last Audit Committee meeting. The policy expressly prohibits delegation of pre-approval authority to management.

In fiscal years 2004 and 2005, the Audit Committee pre-approved 100% of the services performed by Deloitte relating to “audit-related fees” and “tax fees.”

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Membership and Responsibilities

The Compensation Committee is composed entirely of “independent directors” as determined by the Board of Directors in accordance with the listing standards of the Nasdaq Stock Market.

Our committee is responsible for overseeing and administering the company’s compensation programs for the Chairman and Chief Executive Officer, executive officers and other senior officers of the company. We report regularly to the board regarding our activities. In carrying out our responsibilities, we have direct access to an independent and experienced compensation consultant who provides advice on existing and new executive compensation practices and arrangements. If you would like further information about the committee’s membership and responsibilities, please refer to the Compensation Committee charter, which is available on the company’s website at www.aboutschwab.com/governance.

Compensation Policies

The company’s executive compensation philosophy is to link pay with performance and stockholder returns over the long term and to attract and retain key executives who are critical to the company’s long-term success. Pay is linked to the company’s long-term growth and stockholder returns by requiring that a significant portion of an executive’s total compensation package be in the form of stock, stock-based incentives and cash incentives (under the Long-Term Incentive Plan) based exclusively on corporate long-term performance. Pay also is linked to the company’s financial performance by requiring that executives’ cash incentive compensation be subject to performance-based criteria with significant upside potential and downside risk.

When establishing salaries, bonus levels and long-term incentive and stock-based awards for executive officers, we consider the individual’s role, responsibilities and performance during the past year, and the amount of overall compensation paid to executive officers in similar positions of peer group companies. When reviewing compensation, we look at each element of the executive officers’ compensation package, as well as the overall package of compensation, including the value of perquisites provided by the company. The absence of any traditional pension or supplemental executive retirement pension benefit for executive officers (other than officers of U.S. Trust, a subsidiary of the company) makes the long-term incentive and stock programs an even more critical, performance-based component of executive officers’ longer-term capital accumulation opportunity.

A fundamental objective is to provide executive officers with the opportunity to earn total compensation that is competitive with total compensation that peer companies provide to similarly situated executives. In making competitive comparisons, we engage an independent consultant to assist us in selecting the peer group of companies. The selection process for the companies in the peer group takes into account multiple factors including industry (with an emphasis on financial services), size, performance, leadership status in their industry and the extent to which each company competes with our company for executive talent.

Further, to link pay with performance, we consider peer group data provided by our independent consultant to establish compensation targets that provide executive officers with total compensation that:

•	exceeds the average amounts paid to similar executives of comparable companies in years in which the company achieves superior performance, and

•	falls below the average amounts paid to similar executives of comparable companies in years in which the company fails to achieve superior performance.

EXECUTIVE COMPENSATION

Base Salary

Base salary is frequently a significant factor in attracting, motivating and retaining key executive officers. Accordingly, we annually review executive officers’ base salaries and make appropriate adjustments based on performance in the previous year, internal pay relationships with other executives and average base salaries paid to executives of peer group companies. In 2004, we modified our peer group of companies to be more closely aligned with our company’s current size and business operations. Overall, our executive officers’ base salaries in 2005 are above the median base salaries paid to executives of the peer group of companies. Our objective is to have the base salaries of our executive officers approximate the median base salaries of peer companies over time.

Cash Bonuses

The bonus of the Chairman and Chief Executive Officer and each other executive officer is calculated and paid in accordance with the company’s Corporate Executive Bonus Plan (CEBP). Under the CEBP, we set a target bonus for each executive officer in the first quarter of each year expressed as a percentage of his or her base salary. The target bonus is based on a number of factors, including the executive officer’s individual experience and performance, internal relationships of the executive leaders, and competitive market data and recommendations provided by our independent compensation consultant. In 2005, awards could range from 0% to 200% of the target bonus based on performance matrices that we adopted when we established target bonuses for executive officers. In 2005, we used revenue growth and profit margins as the key performance measures to determine the level of performance and bonus payouts under the matrices. Some executive officers were paid bonuses based solely on overall corporate performance, while other executives who lead either an enterprise or a business unit were paid bonuses based on a combination of overall corporate performance and the performance of the enterprise or business unit that they oversee as follows:

•	The bonus criteria for Charles R. Schwab – Chairman and Chief Executive Officer and Christopher V. Dodds – Executive Vice President and Chief Financial Officer were based solely on overall corporate performance. For 2005, overall corporate performance exceeded the company’s targets, which resulted in the payment of bonuses equal to 125% of their target bonus awards.

•	Walter W. Bettinger II – Executive Vice President & President, Schwab Investor Services, earned a bonus, 40% of which was based on overall corporate performance and 60% of which was based on the performance of the Schwab Investor Services business segment. Such performance exceeded the company’s target goals, which resulted in the payment of a bonus equal to 139% of his target bonus award.

•	Deborah D. McWhinney – Executive Vice President & President, Schwab Institutional, earned a bonus, 40% of which was based on overall corporate performance and 60% of which was based on the performance of the Schwab Institutional business segment. Such performance exceeded the company’s target goals, which resulted in the payment of a bonus equal to 136% of her target bonus award.

•	Peter K. Scaturro – Executive Vice President & Chief Executive Officer, U.S. Trust Corporation, earned a bonus, 30% of which was based on overall corporate performance and 70% of which was based on the performance of U.S. Trust. While overall corporate performance exceeded the company’s target goals, performance of U.S. Trust was below the company’s target goals, which resulted in the payment of a bonus equal to 74% of Mr. Scaturro’s target bonus award.

All 2005 bonuses for named executive officers are set forth in further detail in the Summary Compensation Table, which follows this report.

EXECUTIVE COMPENSATION

Long-Term Incentive Plan

The Long-Term Incentive Plan (LTIP) is designed to provide cash incentives to officers based strictly on the company’s corporate performance. In 2005, we established a 3 1/2-year performance period beginning July 1, 2005. Cash incentives for this performance period will be based on the company’s cumulative earnings per share over the performance period.

If cumulative earnings per share exceed $2.21 (the “threshold”), then cash incentive payments for the performance period will range between 50% of each officer’s target cash award (where cumulative earnings per share reach $2.22) and 400% of the officer’s target cash award (where cumulative earnings per share reach $3.42). If cumulative earnings per share do not exceed the threshold over the performance period, then cash incentive payments are entirely discretionary for the Committee and may be zero; however, such discretionary payments cannot exceed 49% of each officer’s target cash award.

The LTIP award opportunity granted to each of the company’s named executive officers in 2005 is set forth in the Long-Term Incentive Plan table, which follows this report.

Stock-Based Awards

A fundamental tenet of the company’s compensation policy is that significant equity participation creates a vital long-term partnership between management and other stockholders. Significant equity participation by executive officers is encouraged through annual grants of stock-based awards and application of the company’s stock ownership guidelines.

In 2005, stock-based awards to executive officers consisted of premium priced stock options. The premium was intended to ensure that these officers do not realize a gain from the options until after stockholders realize a meaningful gain in stock price, thereby introducing greater performance risk and rewarding the officers for achieving and sustaining significant growth in the company’s valuation. The exercise prices of the options were set at premiums above the fair market value of the company’s common stock on the date of grant that are equivalent to compounded annual appreciation of 12%. For the Chairman and Chief Executive Officer, shares under the option had the following exercise prices expressed as a percentage of the closing price of the company’s common stock on the date of grant: one-third at 112%, one-third at 125%, and one-third at 140%. For each other executive officer, shares under the option had the following exercise prices expressed as a percentage of the closing price of the company’s common stock on the date of grant: one-half at 112% and one-half at 125%. The size of awards for each executive officer was determined based on title, performance ratings, potential for leadership and competitive market data concerning levels of long-term compensation for executive officers of peer group companies. The premium priced stock options granted to each of the company’s named executive officers in 2005 are set forth in the table entitled “Options Granted in Last Fiscal Year,” which follows this report.

The Board of Directors has adopted stock ownership guidelines for executives. Under these guidelines, the Chairman and Chief Executive Officer should have an investment position in company stock equal to at least $5 million. All other executive officers should have an investment position in company stock equal to at least $1.5 million. These ownership guidelines should be attained within five to seven years after the later of (i) establishment of the guidelines or (ii) the date the officer becomes an executive officer. Each executive officer also is expected to hold for at least one year 50% of the net after-tax value of company stock acquired through the exercise of a stock option or the vesting of restricted shares.

As of the close of business on March 20, 2006, directors and executive officers owned an aggregate of [            ] shares (including restricted shares) and had the right to acquire an additional [            ] shares upon the exercise of stock options or under the Directors’ Deferred Compensation Plans.

EXECUTIVE COMPENSATION

Compensation of Chairman and Chief Executive Officer

The Chairman and Chief Executive Officer, Charles R. Schwab, is compensated in accordance with his stockholder-approved employment agreement, which is described in Exhibit C, as follows:

•	Annual salary of $900,000 subject to our annual review.

•	Annual bonus determined under the CEBP, as described above.

For 2005, Mr. Schwab earned a bonus of $3,937,500 based on his target bonus award and the formula-based matrix.

We believe that Mr. Schwab’s leadership is a vital factor to our corporate success. Specifically, we believe that:

•	Mr. Schwab provides the leadership, vision and inspiration for innovation that has generated corporate growth and superior performance over the long term, and

•	The overall strategic direction developed by Mr. Schwab is critical to enhancing the future long-term value of the company for its stockholders.

Former Executive Officers

We entered into separation agreements with William L. Atwell, who served as Executive Vice President – Individual Investor Enterprise and Alan J. Weber, who served as Executive Vice President and Chairman and Chief Executive Officer, U.S. Trust Corporation. Both former executive officers received severance benefits pursuant to their separation agreements, which are described in the Summary Compensation Table following this report and are further described in Exhibits D and E, respectively, to this proxy statement.

Tax Limits on Executive Compensation

Section 162(m) of the Internal Revenue Code limits tax deductions for certain executive compensation over $1 million. Certain types of compensation are deductible only if they are performance-based and approved by the stockholders. We believe that it is generally in the best interests of stockholders to structure compensation plans so that compensation is performance-based and therefore deductible under section 162(m).

Accordingly, the Corporate Executive Bonus Plan, the Long-Term Incentive Plan and the 2004 Stock Incentive Plan are designed to provide performance-based compensation and have been approved by stockholders. However, we believe that there are times when the benefit of the deduction is outweighed by other corporate objectives and strategic needs.

We will continue to monitor issues concerning the tax deductibility of executive compensation and will take appropriate action if we believe it is warranted. Since corporate objectives and strategic needs may not always be consistent with the requirements for full deductibility, we are prepared to use our discretion, if we believe it is appropriate, to enter into compensation arrangements or provide compensation under which payments may not be fully deductible, including under section 162(m).

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Roger O. Walther, Chairman

Frank C. Herringer

Paula A. Sneed

Robert N. Wilson

David B. Yoffie

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

This table shows, for the last three fiscal years, compensation information for Charles R. Schwab, the company’s Chairman and Chief Executive Officer, and the next four most highly compensated executive officers as of December 31, 2005. It also provides information for William L. Atwell, who served as Executive Vice President and President – Individual Investor Enterprise until November 2005, and Alan J. Weber, who served as Executive Vice President and Chief Executive Officer of U.S. Trust until May 2005. We refer to each of these officers as a “named executive officer.”

	ANNUAL COMPENSATION					LONG-TERM (1) COMPENSATION AWARDS
NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS		OTHER ANNUAL COMPEN- SATION (2)	RESTRICTED STOCK AWARDS (3)	SECURITIES UNDERLYING OPTIONS	ALL OTHER COMPEN- SATION (4)
Charles R. Schwab (5) CHAIRMAN AND CHIEF EXECUTIVE OFFICER	2005	$900,000	$3,937,500		$396,860	0	2,400,000	$10,750
	2004	$900,000	0	(6)	$2,013,749	0	300,000	$10,500
	2003	$900,000	0	(6)	$319,531	0	0	0

Walter W. Bettinger II EXECUTIVE VICE PRESIDENT AND PRESIDENT – SCHWAB INVESTOR SERVICES	2005	$520,833	$1,061,059		—	0	400,000	$10,750
	2004	$465,600	$330,185		—	$1,000,004	228,103	$10,500
	2003	$416,667	$186,995		—	$280,002	0	0

Christopher V. Dodds EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER	2005	$550,000	$962,500		—	0	300,000	$10,750
	2004	$550,000	$640,769		—	0	291,971	$10,500
	2003	$543,333	$329,973		—	$2,662,496	0	0

Deborah D. McWhinney EXECUTIVE VICE PRESIDENT AND PRESIDENT – SCHWAB INSTITUTIONAL	2005	$500,000	$848,750		—	0	400,000	$10,750
	2004	$443,733	$404,132		—	$1,000,004	228,103	$10,500
	2003	$355,000	$163,213		—	$367,928	0	0

Peter K. Scaturro (7) EXECUTIVE VICE PRESIDENT AND CHIEF EXECUTIVE OFFICER, U.S. TRUST	2005	$322,116	$2,000,000	(8)	—	$2,000,002	800,000	$8,355

William L. Atwell (9) FORMER EXECUTIVE VICE PRESIDENT AND PRESIDENT – INDIVIDUAL INVESTOR ENTERPRISE	2005	$655,837	$1,280,895		$539,741	0	400,000	$985,750
	2004	$596,667	$564,553		$807,099	0	273,723	$10,500
	2003	$560,833	$412,929		$520,192	$2,908,786	0	0

Alan J. Weber (10) FORMER EXECUTIVE VICE PRESIDENT AND CHIEF EXECUTIVE OFFICER, U.S. TRUST	2005	$256,415	0		—	0	0	$1,408,681
	2004	$625,001	$788,556		—	0	273,723	$10,500
	2003	$625,000	$468,750		—	$2,272,521	0	0

(1)	A column under Long-Term Compensation Awards for “LTIP payouts” is not included because no payments could be made under the company’s Long-Term Incentive Plan until 2007.

(2)

The company incurs costs for security systems and equipment for the protection of its Chairman and Chief Executive Officer. These systems were established on the recommendation of an independent, third-party consulting firm retained in 2002 as part of the company’s business protection plans and are not maintained for the personal benefit of the Chairman and Chief Executive Officer. Pursuant to the consultant’s security study, the company provided Mr. Schwab with the installation and maintenance of a security system at his personal residence, as well as security at his personal residence prior to the installation of the security system. For

EXECUTIVE COMPENSATION

Mr. Schwab, this column includes the following security-related respective amounts during 2005, 2004 and 2003: $370,022, $2,000,315 and $309,966. These figures do not include those portions for installation of the security system in his personal residence that Mr. Schwab paid for personally.

For Mr. Atwell, this column includes:

•	tax reimbursement in the following respective amounts during 2005, 2004 and 2003: $361,184, $190,734 and $128,491,

•	a perquisite allowance in 2005 of $118,421, to cover expenses for travel between residences he maintained on the East Coast and certain business locations,

•	relocation assistance in the following respective amounts during 2004 and 2003: $219,281 and $151,377, and

•	personal use of corporate aircraft for commuting purposes in the following respective amounts during 2004 and 2003: $252,828 and $90,303 (amounts based on marginal operating cost).

(3)	This column shows the market value of restricted stock awards on the date of grant for each named executive officer who received an award. The following chart shows the number of restricted shares awarded by year and describes the vesting schedule:

	Year of Grant	Number of Restricted Shares

Mr. Bettinger	2004	117,028	(a)
	2003	36,964	(b)

Mr. Dodds	2003	82,509	(b)
	2003	182,000	(c)

Ms. McWhinney	2004	117,028	(a)
	2003	26,403	(b)
	2003	15,000	(b)

Mr. Scaturro	2005	172,861	(d)

Mr. Atwell	2003	82,509	(b)
	2003	204,000	(c)

Mr. Weber	2003	99,010	(b)
	2003	136,000	(c)

(a)	Twenty-five percent (25%) of the shares vest on each of the second and third anniversary of the grant date, and 50% of the shares vest on the fourth anniversary of the grant date.

(b)	Twenty-five percent (25%) of the shares vest on each of the first, second, third and fourth anniversary of the grant date.

(c)	Twenty-five percent (25%) of the shares vest on each of the third and fourth anniversary of the grant date, and 50% of the shares vest on the fifth anniversary of the grant date.

(d)	All shares vest on the earlier of (1) March 15, 2008, provided that U.S. Trust achieves certain performance targets related to revenue growth, pre-tax profit margin and net new assets; or (2) May 19, 2010.

EXECUTIVE COMPENSATION

The vesting of 92,255 and 49,505 shares in the chart above granted to Mr. Atwell and Mr. Weber, respectively, were accelerated pursuant to their individual separation agreements and 153,000 and 136,000, respectively, of their restricted shares were canceled.

The following chart shows the cumulative unvested restricted stock held by each named executive officer as of December 30, 2005 based on the closing price of common stock on that date ($14.67).

	Number of Shares	Year-End Value

Mr. Schwab	0	0

Mr. Bettinger	135,510	$1,987,932

Mr. Dodds	223,255	$3,275,151

Ms. McWhinney	137,730	$2,020,499

Mr. Scaturro	172,861	$2,535,871

Mr. Atwell	0	0

Mr. Weber	0	0

Holders of restricted stock have voting and dividend rights.

(4)	The amounts shown in this column include the following:

•	Matching contributions by the company under the SchwabPlan Retirement Savings and Investment Plan. During 2005 and 2004, the company’s matching contributions were $10,750 and $10,500, respectively. Mr. Scaturro did not receive a matching contribution in 2005.

•	In the case of Mr. Scaturro, $8,355 was credited under the U.S. Trust Corporation Employees’ Retirement Plan, which is a tax-qualified cash balance plan. Under the plan, a bookkeeping account is established for Mr. Scaturro, which is credited on a quarterly basis with pay credits based on 5% of eligible compensation and interest credits based on an average yield on ten-year Treasury securities. If Mr. Scaturro continues in his current position and retires at age 65, his estimated annual benefit under the plan at retirement, payable as a single life annuity, is $42,600. This projected amount is based on current provisions of the plan, annual increases of 3.5% to the IRS limitation on tax-qualified plan compensation, and rates currently used to determine interest credits and to convert account balances to annuities.

•	In the case of Mr. Atwell, a lump sum severance payment of $975,000 was paid in accordance with his separation agreement summarized in Exhibit D.

•	In the case of Mr. Weber, a lump sum severance payment of $1,408,681 was paid in accordance with his separation agreement summarized in Exhibit E.

(5)	Mr. Schwab has had an employment contract with the company since 1987. His current employment contract is described in Exhibit C to this proxy statement.

(6)	Mr. Schwab declined recommended bonuses for 2004 (which was directed to bonuses for other employees and corporate charitable purposes) and for 2003 (which was directed to bonuses for other employees).

(7)

Mr. Scaturro joined the company on May 9, 2005. Under Mr. Scaturro’s offer letter dated May 4, 2005, during the first 24 months of his employment, if Mr. Scaturro is terminated without cause (as defined in the offer letter)

EXECUTIVE COMPENSATION

or resigns for good reason (as defined in the offer letter), Mr. Scaturro is entitled to one year’s salary and bonus, and vesting of his initial stock option and restricted stock awards based on years of service already completed plus one additional year of service. In the event of the sale or merger of U.S. Trust, if Mr. Scaturro is not employed by the surviving entity, Mr. Scaturro is entitled to two years’ salary and bonus, and vesting of his initial stock option and restricted stock awards based on years of service already completed plus two additional years of service. If Mr. Scaturro accepts an offer with the surviving entity, then Mr. Scaturro will be entitled to one year’s salary and bonus and vesting of his initial stock options and restricted stock awards based on years of service already completed plus one additional year of service.

(8)	This amount represents a bonus awarded for 2005 under the Corporate Executive Bonus Plan in the amount of $953,461 and an estimated guaranteed payment of $1,046,539. Under the terms of Mr. Scaturro’s offer letter, if he has not received at least $2,500,000 in total compensation (which includes salary, bonus, or any other special awards or payments) attributable to his first 12 months of active employment, which commenced in May 2005, then the company will pay Mr. Scaturro the difference between what he received and $2,500,000. The difference will be determined at the end of June 2006 and will be paid to Mr. Scaturro approximately six weeks thereafter. The guarantee will not be paid if Mr. Scaturro resigns or is terminated for cause (as defined in the offer letter). The guarantee is paid if Mr. Scaturro is terminated without cause.

(9)	Mr. Atwell resigned and entered into a separation agreement as of November 29, 2005, described in Exhibit D.

(10)	Mr. Weber resigned and entered into a separation agreement as of May 23, 2005, described in Exhibit E.

EXECUTIVE COMPENSATION

OPTIONS GRANTED IN LAST FISCAL YEAR

This table shows stock option grants to the named executive officers during 2005.

	INDIVIDUAL GRANTS					POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUAL RATES OF STOCK PRICE APPRECIATION FOR OPTION TERM (3)
	NUMBER OF SECURITIES UNDERLYING OPTIONS GRANTED		% OF TOTAL OPTIONS GRANTED TO EMPLOYEES IN FISCAL YEAR	EXERCISE OR BASE PRICE PER SHARE	EXPIRATION DATE	5%	10%
Charles R. Schwab	800,000	(1)	7.25%	$19.1240	9/7/12	$4,424	$5,895,047
	800,000	(1)	7.25%	$17.0750	9/7/12	$1,643,624	$7,534,247
	800,000	(1)	7.25%	$15.2992	9/7/12	$3,064,264	$8,954,887

Walter W. Bettinger II	200,000	(1)	1.81%	$17.0750	9/7/12	$410,906	$1,883,562
	200,000	(1)	1.81%	$15.2992	9/7/12	$766,066	$2,238,722

Christopher V. Dodds	150,000	(1)	1.36%	$17.0750	9/7/12	$308,180	$1,412,671
	150,000	(1)	1.36%	$15.2992	9/7/12	$574,550	$1,679,041

Deborah D. McWhinney	200,000	(1)	1.81%	$17.0750	9/7/12	$410,906	$1,883,562
	200,000	(1)	1.81%	$15.2992	9/7/12	$766,066	$2,238,722

Peter K. Scaturro	500,000	(2)	4.53%	$11.5800	5/19/12	$2,350,076	$5,483,328
	150,000	(1)	1.36%	$17.0750	9/7/12	$308,180	$1,412,671
	150,000	(1)	1.36%	$15.2992	9/7/12	$574,550	$1,679,041

William L. Atwell	200,000	(1)	1.81%	$17.0750	3/31/06	0	0
	200,000	(1)	1.81%	$15.2992	3/31/06	0	0

Alan J. Weber	0		—	—	—	—	—

(1)	These premium priced options were granted on September 7, 2005 under the company’s 2004 Stock Incentive Plan and were fully exercisable as of the grant date.

(2)	These options were granted on May 19, 2005 under the company’s 2004 Stock Incentive Plan and vest 50% on each of the third and fourth anniversary of the grant date.

(3)	Based on SEC rules, we use a 5% and 10% assumed rate of appreciation over the option term. This does not represent the company’s estimate or projection of the future common stock price. If common stock does not appreciate above the exercise price, the named executive officer will receive no benefit from the options.

EXECUTIVE COMPENSATION

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

This table shows stock option exercises and the value of unexercised stock options held by the named executive officers as of December 31, 2005.

				NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS AT FISCAL YEAR-END		VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS AT FISCAL YEAR-END (2)
	SHARES ACQUIRED ON EXERCISE		VALUE REALIZED (1)	EXERCISABLE	UNEXERCISABLE	EXERCISABLE	UNEXERCISABLE
Charles R. Schwab	1,687,500	(3)	$16,954,966	5,850,000	0	$22,409,251	0

Walter W. Bettinger II	0		0	878,177	117,492	$1,063,641	$599,006

Christopher V. Dodds	33,750	(3)	$356,226	1,319,688	210,539	$2,403,372	$1,011,386

Deborah D. McWhinney	0		0	701,261	108,742	$951,999	$587,493

Peter K. Scaturro	0		0	300,000	500,000	0	$1,575,000

William A. Atwell	362,650		$834,296	818,473	0	$1,901,650	0

Alan J. Weber	434,489		$1,010,370	0	0	0	0

(1)	The amounts in this column are calculated as follows:

•	If upon exercising the stock options, the named executive officer kept the shares he or she acquired, then by averaging the high and low market prices of common stock on the date of exercise to obtain the “market price,” or

•	If upon exercising the stock options, the named executive officer sold the shares he or she acquired, then by using the sale price as the “market price,” then

°	subtracting the option exercise price from the market price to obtain the “value realized per share,” and

°	multiplying the value realized per share by the number of shares acquired upon exercise.

Accordingly, the amounts in this column may not represent amounts actually realized by the named executive officers.

(2)	The amounts in this column are calculated by:

•	subtracting the option exercise price from the company’s December 30, 2005 average market price ($14.73) per share to get the “average value per option,” and

•	multiplying the average value per option by the number of exercisable or unexercisable options, as applicable.

The amounts in this column may not represent amounts that will actually be realized by the named executive officers.

(3)	All stock options exercised by Mr. Schwab in 2005 would have expired if not exercised by October 17, 2005. All stock options exercised by Mr. Dodds in 2005 would have expired if not exercised by December 7, 2005.

EXECUTIVE COMPENSATION

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information as of December 31, 2005 with respect to equity compensation plans approved and not approved by stockholders (shares in millions):

PLAN CATEGORY	(A) SHARES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(B) WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(C) SHARES AVAILABLE FOR FUTURE ISSUANCE (EXCLUDING SHARES IN COLUMN A)

Equity compensation plans approved by stockholders	89 (1)	$14.45 (2)	37

Equity compensation plans not approved by stockholders	26 (3)	$18.31 (4)	0

Total	115	$15.33	37 (5)

(1)	Consists of 89,109,571 stock options and 159,780 restricted stock units under the company’s 1987 Stock Option Plan, 1987 Executive Officer Stock Option Plan, and the 1992, 2001 and 2004 Stock Incentive Plans.

(2)	The weighted average exercise price does not take into account awards that have no exercise price such as restricted stock units.

(3)	Consists of 26,223,821 stock options under the company’s Employee Stock Incentive Plan (ESIP) and 21,480 stock options under the CyBerCorp, Inc. 1996 Stock Incentive Plan (the CyBerCorp Plan). Grants under the ESIP were made to employees other than officers and directors and, accordingly, did not require shareholder approval under rules in effect at the time of grant. In connection with its acquisition of CyberCorp, Inc. in 2002, the company assumed stock options granted under the CyberCorp Plan.

(4)	Includes options granted under the ESIP and the CyberCorp Plan. Options granted under the ESIP and the CyberCorp Plan had weighted-average exercise prices of $18.31 and $16.59, respectively.

(5)	Represents stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock and performance units that may be awarded under the 2004 Stock Incentive Plan. No new shares are available for grant under any other stock incentive plan.

EXECUTIVE COMPENSATION

MATERIAL FEATURES OF EMPLOYEE STOCK INCENTIVE PLAN

Purpose.    The board approved the Employee Stock Incentive Plan to promote the long-term success of the company and the creation of incremental stockholder value by (a) encouraging employees to focus on long-range objectives, (b) encouraging the attraction and retention of employees with exceptional qualifications and (c) linking employee and stockholder interests. The plan seeks to achieve this objective by providing for grants of options and restricted stock to employees. No new shares are available for grant under this plan. All or a portion of the shares issuable under the plan were granted in the form of options or restricted stock.

Option Grants.    Options granted under the plan allow employees to purchase shares of common stock at an exercise price of not less than 100% of the fair market value of a share on the grant date. Options become exercisable and expire within the times and upon the events determined by the Compensation Committee or by persons to whom the committee delegates such responsibility. The exercise price of options must be paid in cash or, if permitted by the committee or its delegates, by the surrender of shares of common stock valued at their fair market value on the date when the new shares are purchased, or by the proceeds from a “same-day sale” commitment.

Restricted Stock Grants.    Restricted stock becomes vested, in full or in installments, upon the satisfaction of certain conditions established by the Compensation Committee or its delegates.

Effect of Change in Control.    At the time of granting options or restricted stock, the Compensation Committee or its delegates may determine that the options or restricted stock shall become fully exercisable or vested if a change in control occurs with respect to the company.

EXECUTIVE COMPENSATION

LONG-TERM INCENTIVE PLAN — AWARDS IN LAST FISCAL YEAR

This table shows awards made under the company’s Long-Term Incentive Plan to the named executive officers during the last fiscal year. It shows cash amounts that would be payable after the 3 1/2-year performance period from July 1, 2005 through December 31, 2008 with respect to the cash component of long-term compensation awards for 2005, assuming the company’s cumulative earnings per share over that period reach a level that would result, alternatively, in threshold awards, target awards or maximum awards under the Long-Term Incentive Plan.

After the end of the 3 1/2-year performance period, units are valued according to a pre-established table that refers to the company’s cumulative earnings per share over the performance period. Units are paid in cash and vest over a 3 1/2-year period of continuous employment. Units may become 100% vested upon retirement, death or disability.

				ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK PRICE-BASED PLANS
NAME	NUMBER OF SHARES, UNITS OR OTHER RIGHTS		PERFORMANCE OR OTHER PERIOD UNTIL MATURATION OR PAYOUT	THRESHOLD	TARGET	MAXIMUM

Charles R. Schwab	0		—	—	—	—

Walter W. Bettinger II	920,000		2005 - 2008	$460,000	$920,000	$3,680,000

Christopher V. Dodds	690,000		2005 - 2008	$345,000	$690,000	$2,760,000

Deborah D. McWhinney	920,000		2005 - 2008	$460,000	$920,000	$3,680,000

Peter K. Scaturro	690,000		2005 - 2008	$345,000	$690,000	$2,760,000

William L. Atwell	920,000	(1)	2005 - 2008	$115,000	$230,000	$920,000

Alan J. Weber	0		—	—	—	—

(1)	Under the terms of his separation agreement, Mr. Atwell retained 230,000 of the 920,000 long-term incentive units granted to him in 2005. The estimated future payouts reflected in the table are based upon the 230,000 units retained.

PRINCIPAL STOCKHOLDERS

This table shows common stock that is beneficially owned by the directors, the named executive officers, and owners of 5% or more of the outstanding company common stock, as of the close of business on March 20, 2006.

AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED

NAME	SHARES OWNED (1)	RIGHT TO ACQUIRE (2)	SHARES TO BE ACQUIRED UNDER THE DIRECTORS’ DEFERRED COMPENSATION PLAN (3)	RESTRICTED STOCK (4)	PERCENT OF OUTSTANDING SHARES
Charles R. Schwab (5)			0	0

William F. Aldinger III					*

Nancy H. Bechtle					*

C. Preston Butcher (6)					*

Donald G. Fisher (7)					*

Frank C. Herringer (8)					*

Marjorie Magner					*

Stephen T. McLin (9)					*

Paula A. Sneed					*

Roger O. Walther (10)					*

Robert N. Wilson					*

David B. Yoffie			0		*

Walter W. Bettinger II			0		*

Christopher V. Dodds			0		*

Deborah D. McWhinney			0		*

Peter K. Scaturro			0		*

William L. Atwell			0		*

Alan J. Weber			0		*

Directors and Executive Officers as a Group (23 Persons) (11)

*	Less than 1%

PRINCIPAL STOCKHOLDERS

(1)	Includes shares for which the named person has sole voting and investment power, has shared voting and investment power with his or her spouse, or holds in an account under The SchwabPlan Retirement Savings and Investment Plan.

Excludes shares that may be acquired through stock option exercises or are restricted stock holdings.

(2)	Shares that can be acquired through stock option exercises through May 18, 2006.

(3)	Shares to be acquired under the terms of Directors’ Deferred Compensation Plan in connection with service on the Board of Directors of the company or U.S. Trust Corporation.

(4)	Performance shares or shares subject to a vesting schedule, forfeiture risk and other restrictions.

(5)	Includes shares held by Mr. Schwab’s spouse, shares held by a limited liability company and the following shares for which Mr. Schwab disclaims beneficial ownership: shares held by a non-profit public benefit corporation established by Mr. Schwab, and shares held in a trust for which Mr. Schwab acts as trustee.

Includes the following shares for which Mr. Schwab may be deemed to have shared voting and investment power but for which he disclaims beneficial ownership: shares held by investment companies and managed by a wholly-owned subsidiary of the company.

Mr. Schwab’s address is c/o The Charles Schwab Corporation, 101 Montgomery Street, San Francisco, California 94104.

(6)	Includes shares held by Mr. Butcher’s spouse.

(7)	Includes shares held by a non-profit public benefit corporation for which Mr. Fisher has shared voting and investment power but for which he disclaims beneficial ownership.

(8)	Includes shares held by Mr. Herringer’s spouse.

(9)	Includes shares held by a non-profit public benefit corporation established by Mr. McLin, but for which he disclaims beneficial ownership.

(10)	Includes shares held by Mr. Walther’s spouse.

(11)	In addition to the officers and directors named in this table, five other executive officers are members of this group.

PERFORMANCE GRAPH

The following graph shows a five-year comparison of cumulative total returns for the company’s common stock, the Dow Jones U.S. Investment Services Index, and the Standard & Poor’s 500 Index, each of which assumes an initial investment of $100 and reinvestment of dividends.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
The Charles Schwab Corporation	$100	$55	$38	$42	$43	$ 53

Dow Jones U.S. Investment Services Index	$100	$76	$56	$80	$86	$105

Standard & Poor’s 500 Index	$100	$88	$69	$88	$98	$103

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on its records and other information, the company believes that during 2005 all filings with the SEC by its officers, directors and 10% stockholders timely complied with requirements for reporting ownership and changes in ownership of common stock under Section 16(a) of the Securities Exchange Act of 1934, except as set forth in this paragraph. Due to an administrative error, one Form 4 for Randall W. Merk to report one transaction for an exercise of stock options was reported late. Mr. Merk held the shares of common stock acquired in the exercise. The report, due in February 2005, was filed in March 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The directors identified below had the following relationships with the company in 2005:

•	Stephen T. McLin, a director, has a son, Stephen D. McLin, who was employed in a non-officer position of Specialist, Technical Product Development during 2005 (and presently). Mr. McLin’s son earned aggregate compensation of approximately $80,000 during 2005. Mr. McLin’s son has been employed by the company for 12 years.

•	Charles R. Schwab, the company’s Chairman and Chief Executive Officer, has a daughter, Carolyn (“Carrie”) Schwab Pomerantz, who was employed as President of the Charles Schwab Foundation during 2005 (and presently). Mr. Schwab’s daughter earned aggregate compensation of approximately $266,000 during 2005. She also received a grant of 12,310 shares of restricted stock and an award of long-term incentive plan units with a target value of $125,000 during the year. Ms. Schwab Pomerantz has been employed by the company for 23 years.

Some directors, executive officers and entities with which they are affiliated have credit transactions with the company’s banking and brokerage subsidiaries, such as mortgage loans, revolving lines of credit, or other extensions of credit. These transactions with directors, executive officers and their affiliates are made in the ordinary course of business and to the extent permitted by the Sarbanes-Oxley Act of 2002. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

INFORMATION ABOUT VOTING PROCEDURES

How is my vote counted?

You may vote either “for” each director nominee or withhold your vote from any one or more of the nominees.

You may vote “for” or “against” or “abstain” from voting on the proposal to amend the certificate of incorporation and bylaws and the four stockholder proposals. If you abstain from voting on any of these proposals, it will have the same effect as a vote “against” that proposal.

If you provide your voting instructions on your proxy, your shares will be voted:

•	as you instruct, and

•	according to the best judgment of Mr. Schwab and Ms. Dwyer if a proposal comes up for a vote at the meeting that is not on the proxy.

If you do not indicate a specific choice on the proxy you submit, your shares will be voted:

•	for the three named nominees for directors,

•	for the approval of the amendment to the certificate of incorporation and bylaws to provide for the annual election of directors,

•	against each of the four stockholder proposals, and

•	according to the best judgment of Mr. Schwab and Ms. Dwyer if a proposal comes up for a vote at the meeting that is not on the proxy.

What if I change my mind after I submit my proxy?

You may revoke your proxy and change your vote by:

•	signing a proxy card with a later date and returning it before the polls close at the meeting,

•	voting by telephone or on the Internet before 12:00 p.m., Central Time, on May 17, 2006, or

•	voting at the meeting.

How many votes must the director nominees receive to be elected as directors?

Because three directors are to be elected at the annual meeting, the three individuals receiving the highest number of votes for election will be elected.

What happens if a director nominee is unable to stand for election?

The board may reduce the number of directors or select a substitute nominee. In the latter case, if you have submitted your proxy, Mr. Schwab and Ms. Dwyer can vote your shares for a substitute nominee. They cannot vote for more than three nominees.

How many votes are needed for the approval of the amendments to the certificate of incorporation and bylaws?

The amendments will be approved if 80% or more of the total shares of common stock outstanding as of March 20, 2006 vote for approval.

How many votes are needed for the approval of the stockholder proposals?

The stockholder proposals will be approved if a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal vote for approval.

What is a “broker non-vote”?

A broker non-vote occurs when a brokerage firm holding shares in street name for a beneficial owner does not vote on a proposal because the broker has not received instructions from the beneficial owner and does not have discretionary voting power with respect to the proposal.

What is the effect of not providing voting instructions if my shares are held in street name?

Brokerage firms have authority to vote clients’ unvoted shares on some “routine” matters. When a brokerage

INFORMATION ABOUT VOTING PROCEDURES

firm votes its clients’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote clients’ unvoted shares on non-routine matters, which results in a broker non-vote. A broker non-vote will be treated as not being entitled to vote on the proposal. For proposals that require a majority of votes voting on the proposal to be approved (such as the stockholder proposals), a broker non-vote will not be counted for purposes of determining whether the proposal has been approved. For proposals that require a percentage of all outstanding shares to be approved (such as the proposal regarding the amendments to the certificate of incorporation and bylaws), a broker non-vote has the same effect as a vote against the proposal.

The company’s proposal to elect directors is considered a routine matter, but the proposal concerning the approval of the amendments to the certificate of incorporation and bylaws and the stockholder proposals are not.

As a brokerage firm, Charles Schwab & Co., Inc. may vote its clients’ unvoted shares on routine matters. However, as the company’s subsidiary, when it is voting on company proposals, it can vote unvoted company shares held in brokerage accounts only in the same proportion as all other stockholders vote.

If you have a stockbroker or investment advisor, they may be able to vote your shares depending on the terms of the agreement you have with them.

What is the effect of not submitting my proxy if my shares are held in a retirement plan?

A purchasing agent under a retirement plan also may be able to vote a participant’s unvoted shares. For example, if you are a participant in The SchwabPlan Retirement Savings and Investment Plan, the plan’s purchasing agent, under certain circumstances, can vote your shares. Specifically, the purchasing agent will vote shares you hold under the Employee Stock Ownership Plan component of The SchwabPlan Retirement Savings and Investment Plan if the purchasing agent does not receive voting instructions from you. The purchasing agent will vote your unvoted shares held under the ESOP component of the overall plan in the same proportion as all other plan participants vote their shares held under the ESOP component of the overall plan.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and submit all proxies to ensure that all your shares are voted.

Unless you need multiple accounts for specific purposes, it may be less confusing if you consolidate as many of your transfer agent or brokerage accounts as possible under the same name and address.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential by our transfer agent and will not be disclosed except as may be necessary to meet legal requirements.

Where do I find voting results of the meeting?

We will announce preliminary voting results at the annual meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2006. You may access a copy electronically on our website at www.aboutschwab.com/investor by clicking on “Financials & SEC Filings” or through the SEC’s electronic data system called EDGAR at www.sec.gov. You may also obtain a copy by contacting our Investor Relations Hotline at (415) 636-2787.

Voting results are tabulated and certified by our transfer agent, Wells Fargo Bank, N.A.

INFORMATION ABOUT THE PROXY STATEMENT AND PROPOSALS

Who pays the cost for proxy solicitation?

The company is paying for distributing and soliciting proxies. As a part of this process, the company reimburses brokers, nominees, fiduciaries and other custodians for reasonable fees and expenses in forwarding proxy materials to stockholders. The company is not using an outside proxy solicitation firm this year, but employees of the company or its subsidiaries may solicit proxies through mail, telephone, the Internet or other means. Employees do not receive additional compensation for soliciting proxies.

How do I submit a stockholder proposal for next year’s annual meeting?

If you want us to consider including a proposal in our proxy statement next year, you must deliver it to the Corporate Secretary at our principal executive office no later than November 30, 2006. The company’s bylaws contain specific procedural requirements regarding a stockholder’s ability to nominate a director or submit a proposal to be considered at a meeting of stockholders. The bylaws are available on our website at www.aboutschwab.com/governance. In addition, you may obtain a copy of our bylaws by contacting:

Assistant Corporate Secretary

The Charles Schwab Corporation

Mailstop SF120KNY-04

101 Montgomery Street

San Francisco, California 94104

(415) 636-3087

For next year’s annual meeting of stockholders, the persons appointed by proxy to vote stockholders’ shares will vote those shares according to their best judgment on any stockholder proposal the company receives after March 20, 2007.

What is “householding”?

“Householding” means that we deliver a single set of proxy materials to households with multiple stockholders, provided such stockholders give their affirmative or implied consent and certain other conditions are met.

Some households with multiple stockholders already may have provided the company with their affirmative consent or given a general consent to householding. We will provide only one set of proxy materials to each such household, unless we receive contrary instructions.

We will promptly deliver separate copies of our proxy statement and annual report at the request of any stockholder who is in a household that participates in the householding of the company’s proxy materials. You may call the Assistant Corporate Secretary at (415) 636-3087 or send your request to:

Assistant Corporate Secretary

The Charles Schwab Corporation

Mailstop SF120KNY-04

101 Montgomery Street

San Francisco, California 94104

If you currently receive multiple copies of the company’s proxy materials and would like to participate in householding, please contact the Assistant Corporate Secretary at the above address.

What is meant by “incorporation by reference”?

“Incorporation by reference” means that we refer to information that previously has been filed with the SEC, so the information should be considered as part of the filing you are reading. Based on SEC rules, the sections entitled “Audit Committee Report,” “Compensation Committee Report on Executive Compensation,” and “Performance Graph” specifically are not incorporated by reference into any other filings with the SEC.

You receive this proxy statement as part of the proxy materials for the annual meeting of stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of our company’s common stock.

INFORMATION ABOUT THE ANNUAL MEETING

How do I register for the annual meeting?

You must register in advance if you plan to attend the annual meeting. In accordance with our security procedures, you will be asked to present a ticket and picture identification to enter the meeting. Attendance at the annual meeting is limited to stockholders or one named representative of a stockholder. Seating is limited and, therefore, admission to the annual meeting is on a first-come, first-served basis.

To request a ticket, you may either:

•	go to www.schwabevents.com,

•	write the Assistant Corporate Secretary at this address:

Assistant Corporate Secretary

The Charles Schwab Corporation

Mailstop SF120KNY-04

101 Montgomery Street

San Francisco, California 94104,

- or -

•	call the Assistant Corporate Secretary at (415) 636-3087.

You will be asked to provide your name, complete mailing address, and proof that you own Schwab shares (such as the number of the Schwab account in which you hold the shares, or a photocopy of a current brokerage or other account statement). If you will be naming a representative to attend the meeting on your behalf, the name, address and telephone number of that individual must also be provided.

If you have questions regarding admission to the annual meeting, please call the Assistant Corporate Secretary at (415) 636-3087.

How do I access the webcast of the annual meeting?

For information on how to access the real-time webcast of the annual meeting, go to www.schwabevents.com.

By Order of the Board of Directors,

CARRIE E. DWYER

EXECUTIVE VICE PRESIDENT,

GENERAL COUNSEL AND

CORPORATE SECRETARY

MARCH 30, 2006

SAN FRANCISCO, CALIFORNIA

EXHIBIT A

PROPOSED AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND BYLAWS (marked to show proposed amendments)

This exhibit contains the changes to those sections of the certificate of incorporation and bylaws that we propose to amend, if stockholders approve. The proposed new provisions are underlined and lines are drawn through the current language that would be deleted by the proposed amendment. Complete versions of the current certificate of incorporation and bylaws are available on our website at www.aboutschwab.com/governance.

~~FIFTH~~SIXTH RESTATED CERTIFICATE OF INCORPORATION

OF

THE CHARLES SCHWAB CORPORATION

(Effective ~~May 7, 2001~~                    , 2006)

(Originally incorporated on November 25, 1986,

under the name CL Acquisition Corporation)

FIFTH.    The Bylaws of the Corporation may be made, altered, amended, or repealed, and new Bylaws may be adopted, by the Board of Directors at any regular or special meeting by the affirmative vote of a majority of those directors present at any meeting of the directors; subject, however, to the right of the stockholders to alter, amend or repeal any Bylaws made or amended by the directors. Notwithstanding the foregoing, ~~after the 1996 Annual Meeting of Stockholders,~~ Sections 2.06, 2.10, ~~3.02,~~ 3.05, 3.06 and 8.04 of the Corporation's Bylaws may not be amended, altered or repealed, nor may any provision inconsistent with such Sections be adopted, except by the affirmative vote of the holders of no less than 80% of the total voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

SIXTH.

(A) Number, Election and Terms.    Except as otherwise fixed by or pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect, additional directors under specified circumstances, the number of the directors of the Board of the Corporation shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies. Commencing with the 1996 annual meeting of stockholders, the directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1997, the second class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1998, and the third class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1999, with each director to hold office until his or her successor is duly elected and qualified. At each annual meeting of the stockholders of the Corporation, commencing with the 1997 annual meeting of stockholders but prior to the 2007 annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, with each director to hold office until his or her ~~director~~successor shall have been duly elected and qualified. At each annual meeting of stockholders of the Corporation commencing with the 2007 annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term

EXHIBIT A

expiring at the next annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. Commencing with the 2009 annual meeting of stockholders of the Corporation, the foregoing classification of the Board of Directors shall cease.

(C) Vacancies.    Subject to applicable law and except as otherwise provided for or fixed by or pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and directors so chosen (i) prior to the 2009 annual meeting of stockholders shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires ~~and~~, or (ii) subsequent to the 2009 annual meeting of stockholders shall hold office for a term expiring at the next annual meeting of stockholders, and in each case until such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Board of Directors of the Corporation shall shorten the term of any incumbent director.

(D) Removal.    Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office at any time, but only ~~for cause and only~~ by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class and, prior to the 2009 annual meeting of stockholders, only for cause.

TWELFTH.

(B) In addition to any requirements of law and any other provisions hereof (and notwithstanding the fact that approval by a lesser vote may be permitted by law or any other provision hereof), the affirmative vote of the holders of 80% or more of the combined voting power of the then-outstanding shares of Voting Stock, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article TWELFTH or Articles FIFTH, ~~SIXTH,~~ NINTH, TENTH ~~and~~, ELEVENTH and paragraphs B, C, and D of Article SIXTH hereof.

This ~~Fifth~~Sixth Restated Certificate of Incorporation of The Charles Schwab Corporation amends ~~paragraph A of Article FOURTH~~Articles FIFTH, SIXTH and TWELFTH of the ~~Fourth~~Fifth Restated Certificate of Incorporation of The Charles Schwab Corporation and restates said Certificate, as amended, pursuant to Sections 242 and 245 of the Delaware General Corporation Law.

EXHIBIT A

~~THIRD~~FOURTH RESTATED BYLAWS OF

THE CHARLES SCHWAB CORPORATION

(As Amended on ~~May 9, 2003~~            , 2006)

ARTICLE III

BOARD OF DIRECTORS

Section 3.02. Number, Election and Terms.    Except as otherwise fixed by or pursuant to the provisions of Article FOURTH of the Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the directors of the Board of the Corporation shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies. Commencing with the 1996 annual meeting of stockholders, the directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1997, the second class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1998, and the third class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1999, with each director to hold office until his or her successor is duly elected and qualified. At each annual meeting of the stockholders of the Corporation, commencing with the 1997 annual meeting of stockholders but prior to the 2007 annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders of the Corporation commencing with the 2007 annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the next annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. Commencing with the 2009 annual meeting of stockholders of the Corporation, the foregoing classification of the Board of Directors shall cease.

Section 3.05. Removal.    Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office at any time, but only ~~for cause and only~~ by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class and, prior to the 2009 annual meeting of stockholders, only for cause.

Section 3.06. Vacancies.    Subject to applicable law and except as otherwise provided for or fixed by or pursuant to the provisions of Article FOURTH of the Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and directors so chosen (i) prior to the 2009 annual meeting of stockholders shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires ~~and~~, or (ii) subsequent

EXHIBIT A

to the 2009 annual meeting of stockholders shall hold office for a term expiring at the next annual meeting of stockholders, and in each case until such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Board of Directors of the Corporation shall shorten the term of any incumbent director.

ARTICLE VIII

MISCELLANEOUS

Section 8.04. Amendments.    These Bylaws may be altered, amended or repealed at any meeting of the Board or of the stockholders, provided notice of the proposed change was given in the notice of the meeting and, in the case of a meeting of the Board, in a notice given not less than two days prior to the meeting; provided, however, that, in the case of amendments by stockholders, notwithstanding any other provisions of these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, the Certificate of Incorporation of these Bylaws, the affirmative vote of the holders of at least 80% of the total voting power of all the then outstanding shares of Voting Stock of the Corporation, voting together as a single class, shall be required to alter, amend or repeal this Section 8.04 or any provision of Sections 2.06, 2.10, ~~3.02,~~ 3.05 and 3.06 of these Bylaws.

EXHIBIT B

AUDIT COMMITTEE CHARTER

PURPOSE

The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities by reviewing:

•	The integrity of the company’s financial statements and financial reporting process;

•	The qualifications and independence of the independent auditors and performance of the company’s internal audit function and independent auditors;

•	Compliance with legal and regulatory requirements; and

•	Other matters as directed by the Board or this charter.

The Audit Committee prepares the report required by the rules of the Securities and Exchange Commission to be included in the company’s annual proxy statement.

COMPOSITION AND MEMBERSHIP

The Board appoints the members of the Audit Committee on the recommendation of the Nominating and Corporate Governance Committee. The Audit Committee shall consist of at least three directors, all of whom shall meet independence and experience requirements in accordance with applicable laws, Securities and Exchange Commission and Nasdaq Stock Market rules. At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the Commission. Members of the Audit Committee shall not simultaneously serve on the audit committees of more than two other public companies.

AUTHORITY

The Audit Committee has the sole authority to hire, retain and terminate the independent auditors. The independent auditors shall report directly to the Audit Committee, and the Audit Committee shall be directly responsible for the oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting). The Audit Committee shall pre-approve all audit, internal control-related, and permitted non-audit services to be performed by the independent auditors. The Audit Committee shall establish a process for appropriating funding from the company for payment of the independent auditors and any advisors employed by the Audit Committee.

The Audit Committee shall have the sole authority to retain special independent legal, accounting or other consultants to advise the Committee. The Audit Committee shall meet separately and periodically with the independent auditors, the Chief Financial and Accounting Officer, the senior internal audit executive, and the General Counsel. The Audit Committee may request any officer or employee of the company or the company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete and accurate and are in accordance with accounting principles generally accepted in the United States of America. This is the responsibility of management and the independent auditors.

EXHIBIT B

MEETINGS

There shall be not less than five regular meetings each year and additional meetings may be held as circumstances warrant. A majority of members of the Committee shall constitute a quorum. The action of a majority of members at a meeting at which a quorum is present will be the action of the Committee.

RESPONSIBILITIES

The responsibilities of the Audit Committee include, but are not limited, to the following:

Oversight of Financial Disclosures

1.	Meet to review and discuss with management and the independent auditors the company’s annual and quarterly financial statements (and the results of the independent auditors’ reviews of the quarterly financial statements), including reviewing specific disclosures made in management’s discussion and analysis.

(a)	Review and discuss with management and the independent auditors:

°	Significant financial reporting issues and judgments made in connection with the preparation of the company’s financial statements, including any significant changes in the company’s selection or application of accounting principles;

°	Management’s internal control assessment and independent auditor attestation, including any significant deficiencies in the design or operation of internal controls or material weaknesses therein, the adequacy of disclosures about changes in internal control over financial reporting, and any fraud involving management or other employees who have a significant role in the Company’s internal controls (as well as any special steps adopted in light of such control issues);

°	Analyses of the effect of alternative assumptions, estimates or GAAP methods on the company’s financial statements, and the treatment preferred by the independent auditors;

°	The effect of regulatory and accounting initiatives as well as off-balance sheet structures on the company’s financial statements; and

°	Matters (including correspondence or inquiries from regulators or governmental agencies, complaints or legal matters) that raise material issues regarding the company’s financial statements or accounting policies.

(b)	Discuss with the independent auditors:

°	Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management;

°	Material written communications with management, such as the management letter provided by the independent auditors and the company’s response to that letter, and any accounting adjustments that were noted or proposed by the auditors; and

°	The quality, not just the acceptability, of the company’s accounting principles as applied to its financial reporting as required by Statement on Auditing Standards No. 61.

2.	Recommend to the Board whether the audited financial statements should be included in the company’s Form 10-K.

EXHIBIT B

3.	Discuss with management the types of information and the type of presentation to be made in the company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as the nature of and process for providing information to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

Oversight of Auditors

4.	Obtain and review annually a report by the independent auditors describing:

°	The firm’s internal quality control procedures;

°	Any material issues raised by the most recent internal quality-control review, peer review or inspection, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

°	All relationships between the independent auditors and the company, consistent with Independence Standards Board Standard No. 1.

5.	Evaluate the qualifications, performance and independence of the independent auditors (in its evaluation, the Audit Committee may take into account the reports of the independent auditors and the opinions of management and the internal auditors), including:

°	Any disclosed relationships or services that may impact the objectivity and independence of the auditors and take or recommend that the full board take appropriate action to oversee the independence of the independent auditors;

°	The adequacy of the independent auditors’ quality controls;

°	The lead partner of the independent auditors; and

°	Whether it is appropriate to rotate the lead audit partner (at a minimum, audit partner rotation shall be required subject to the applicable legal deadlines), or the audit firm itself.

6.	Recommend to the Board policies for the company’s hiring of employees or former employees of the independent auditors.

7.	Discuss with the independent auditors issues on which their national office was consulted by the company’s audit team.

8.	Review the activities and performance of the internal audit department, including its organizational structure, budget and qualifications. Review the appointment, replacement and performance of the senior internal auditing executive.

9.	Review summaries of the significant reports to management prepared by the internal auditing department and management’s responses.

EXHIBIT B

Oversight of Risk and Legal and Regulatory Compliance Matters

10.	Discuss with management the company’s major risk exposures and the steps management has taken to monitor and control such exposures, including the company’s risk assessment and risk management policies.

11.	Obtain and review reports from management, the General Counsel, the Chief Compliance Officer, the senior internal auditing executive and the independent auditors regarding the policies and procedures for ensuring compliance with, and whether the company and its affiliated entities are in compliance with, applicable legal requirements, conflicts of interest policies, and the company’s code of business conduct and ethics. The Audit Committee shall review and approve related-party transactions required to be disclosed under Item 404 of Regulation S-K.

12.	Review procedures for (a) the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters.

Governance Responsibilities

13.	Review annually the performance of the Audit Committee and review and reassess the adequacy of this charter.

14.	Report its activities to the full Board on a regular basis.

EXHIBIT C

DESCRIPTION OF CHARLES R. SCHWAB’S EMPLOYMENT AND LICENSE AGREEMENTS

This Exhibit C describes agreements with Charles R. Schwab relating to his employment and the use of the name “Schwab” by the company.

Employment Agreement

The company and Mr. Schwab entered into an amended employment agreement effective March 31, 2003. Stockholders approved the amended employment agreement. The amended agreement has an initial term of five years, and provides that as of each March 31, the term of the employment agreement is automatically extended by an additional year, under the same terms and conditions, unless beforehand either party provides notice to the other of an intention not to extend it.

The amended employment agreement provides for an annual base salary of $900,000, subject to annual review by the board, and provides that Mr. Schwab will be entitled to participate in all compensation and fringe benefit programs made available to other executive officers, including stock-based incentive plans. Mr. Schwab’s bonus is determined under the Corporate Executive Bonus Plan, as described in the Compensation Committee Report.

The employment agreement also provides that certain compensation and benefits will be paid or provided to Mr. Schwab (or his immediate family or estate) if his employment is terminated involuntarily, except for cause, before the expiration of the employment agreement. “Cause” is defined as the commission of a felony, or willful and gross negligence, or misconduct that results in material harm to the company.

“Involuntary termination” includes a material change in Mr. Schwab’s capacities or duties at the company. If an involuntary termination is not due to death, disability or “cause”:

•	Mr. Schwab will be entitled to receive for a period of 36 months all compensation to which he would have been entitled had he not been terminated, including his base salary and participation in all bonus, incentive and other compensation and benefit plans for which he was or would have been eligible (but excluding additional grants under stock incentive plans), and

•	all his outstanding, unvested awards under stock incentive plans will vest fully on the termination date.

If an involuntary termination is due to disability, Mr. Schwab will be entitled to receive:

•	his base salary and benefits, less any payments under the long-term disability plan, for a period of 36 months from the termination date, and

•	a prorated portion of any bonus or incentive payments for the year in which the disability occurs.

If an involuntary termination is due to death, a lump sum payment will be made to Mr. Schwab’s estate equal to five times his then base salary.

If Mr. Schwab voluntarily resigns his employment within 24 months of a change in control of the company, he will be entitled to receive his base salary up to the date of resignation, plus a prorated portion of any bonus or incentive payments payable for the year in which the resignation occurs. In addition, if Mr. Schwab voluntarily resigns his employment, or his employment is involuntarily terminated, within 24 months of a change in control of the company, he will have the right (but not the obligation) to enter into a consulting arrangement with the company. Under that arrangement, Mr. Schwab would provide certain consulting services to the company for a period of five years for an annual payment equal to $1 million or 75% of his then base salary, whichever is less.

EXHIBIT C

The employment agreement prohibits Mr. Schwab from becoming associated with any business competing with the company during the term of the agreement and for a period of five years following a voluntary resignation of employment. (However, that restriction does not apply if Mr. Schwab resigns his employment within 24 months of a change in control of the company.)

License Agreement

The company and Charles Schwab & Co., Inc. also are parties to an assignment and license agreement with Mr. Schwab that was approved in July 1987 by the company’s non-employee directors. Under the agreement, Mr. Schwab has assigned to the company all service mark, trademark, and trade name rights to Mr. Schwab’s name (and variations on the name) and likeness. However, Mr. Schwab has retained the perpetual, exclusive, irrevocable right to use his name and likeness for any activity other than the financial services business.

Beginning immediately after any termination of his employment, Mr. Schwab will be entitled to use his likeness in the financial services business for some purposes (specifically, the sale, distribution, broadcast and promotion of books, videotapes, lectures, radio and television programs, and also any financial planning services that do not directly compete with any business in which the company or its subsidiaries are then engaged or plan to enter within three months). Beginning two years after any termination of his employment, Mr. Schwab may use his likeness for all other purposes, as long as that use does not cause confusion about whether the company is involved with goods or services actually marketed by Mr. Schwab or by third parties unrelated to the company.

So long as Mr. Schwab does not cause actual confusion among clients, he will at all times be able to use his own name to identify himself, but not as a service mark, trademark or trade name in the financial services business. The assignment and license agreement defines the “financial services business” as the business in which Charles Schwab & Co., Inc. is currently engaged and any additional and related businesses in which that firm or the company is permitted to engage under rules and regulations of applicable regulatory agencies. The company’s ability to assign or license the right to use Mr. Schwab’s name and likeness is severely limited during Mr. Schwab’s lifetime.

No cash consideration is to be paid to Mr. Schwab for the name assignment while he is employed by the company or, after his employment terminates, while he is receiving compensation under an employment agreement with the company. Beginning when all such compensation ceases, and continuing for a period of 15 years, Mr. Schwab or his estate will receive three-tenths of one percent (0.3%) of the aggregate net revenues of the company (on a consolidated basis) and those of its unconsolidated assignees and licensees that use the name or likeness. These payments may not, however, exceed $2 million per year, adjusted up or down to reflect changes from the cost of living prevailing in the San Francisco Bay Area during specified months in 1987, and they will terminate if the company and its subsidiaries cease using the name and likeness.

The license agreement permits the company to continue using Mr. Schwab’s name and likeness even after he is no longer affiliated with the company and, under most circumstances, limits Mr. Schwab’s separate use of his name and likeness in the financial services business. However, the company’s ability to assign the license agreement, or to permit others to use Mr. Schwab’s name and likeness, are constrained during Mr. Schwab’s lifetime. Thus, without Mr. Schwab’s consent, the company may not transfer the license, or any of the company’s rights under the license, to a third party, including by means of mergers or reorganizations in which the shareholders who held shares prior to the transaction do not retain the ability to elect the majority of the board immediately following such transaction (among other circumstances).

EXHIBIT D

DESCRIPTION OF WILLIAM L. ATWELL’S SEPARATION AGREEMENT

This Exhibit D describes William L. Atwell’s separation agreement.

Separation Agreement

On November 29, 2005, Mr. Atwell entered into an agreement with the company in connection with his resignation as Executive Vice President and President – Individual Investor Enterprise, which was effective December 31, 2005. Under the terms of the separation agreement, Mr. Atwell received a lump sum payment in the amount of $975,000.

In addition, Mr. Atwell became fully vested in 92,000 shares of restricted stock, 250,000 stock options, and 1,450,000 cash units under the company’s Long-Term Incentive Plan. Mr. Atwell remained eligible to participate in the Corporate Executive Bonus Plan for 2005 based on his prior target bonus percentage, actual corporate and enterprise performance, and the pre-approved corporate and enterprise matrices for 2005.

Mr. Atwell provided the company and its affiliates with a general release and waiver of all claims. In addition, Mr. Atwell’s receipt of the benefits and payments under the agreement is subject to the satisfaction by Mr. Atwell of certain post-termination obligations, including his agreement not to solicit customers or employees for a period of eighteen months after his resignation.

For specific information regarding the amounts paid to Mr. Atwell (including Mr. Atwell’s 2005 bonus under the Corporate Executive Bonus Plan), please refer to the Summary Compensation Table.

EXHIBIT E

DESCRIPTION OF ALAN J. WEBER’S SEPARATON AGREEMENT

This Exhibit E describes Alan J. Weber’s separation agreement.

Separation Agreement

On May 23, 2005, Mr. Weber entered into an agreement with the company and U.S. Trust Corporation in connection with his retirement as Chairman and Chief Executive Officer of U.S. Trust.

Under the terms of the separation agreement, Mr. Weber retired as an officer of the company and from any and all U.S. Trust and company directorships he held, effective as of May 19, 2005. Mr. Weber was entitled to receive cash lump sum payments totaling $1.4 million.

In addition, Mr. Weber became fully vested in 150,000 shares of restricted stock, 181,000 stock options, and 750,000 cash units under the company’s Long Term Incentive Plan. Mr. Weber retained the right to exercise vested non-qualified stock options for two years following his retirement.

Mr. Weber provided the company and its affiliates with a general release and waiver of all claims. In addition, Mr. Weber’s receipt of the benefits and payments under the separation agreement is subject to the satisfaction by Mr. Weber of certain post-termination obligations, including his agreement not to solicit customers or employees for a period of eighteen months after his resignation.

For specific information regarding the amounts paid to Mr. Weber, please refer to the Summary Compensation Table.

THE CHARLES SCHWAB CORPORATION

101 Montgomery Street

San Francisco, California 94104

(415) 627-7000

www.schwab.com

www.aboutschwab.com

LGL-13902-07 (3/06)

THE CHARLES SCHWAB CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 18, 2006

2:00 p.m. (PST)

Argent Hotel

50 Third Street

San Francisco, California

The Annual Meeting of Stockholders will be broadcast over the Internet. For information about the real-time webcast, visit www.schwabevents.com.

THE CHARLES SCHWAB CORPORATION 101 Montgomery Street San Francisco, CA 94104	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 18, 2006.

The shares of stock you hold in your account, as well as any shares you hold under The Charles Schwab Corporation Dividend Reinvestment and Stock Purchase Plan and/or The SchwabPlan Retirement Savings and Investment Plan will be voted as you specify on the reverse side.

If you sign and return your proxy card and no choice is specified, your shares will be voted “FOR” Proposals 1 and 2, and “AGAINST” Proposals 3, 4, 5 and 6.

By signing the proxy, you revoke all prior proxies and appoint Charles R. Schwab and Carrie E. Dwyer with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your Internet or telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET — http://www.eproxy.com/schw/ — QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 17, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 17, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to The Charles Schwab Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Internet or Phone, please do not mail your Proxy Card

The Board of Directors Recommends a Vote FOR Items 1 and 2, and AGAINST Items 3, 4, 5 and 6.

1. Election of directors:	01 Nancy H. Bechtle	03 Marjorie Magner	☐	Vote FOR	☐	Vote WITHHELD
	02 C. Preston Butcher			all nominees		from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

ò Please fold here ò

	2. Approval of amendments to the certificate of incorporation and bylaws to provide for the annual election of directors		☐	For	☐	Against	☐	Abstain

	3. Stockholder proposal regarding the effect of a flat tax		☐	For	☐	Against	☐	Abstain

	4. Stockholder proposal regarding political contributions		☐	For	☐	Against	☐	Abstain

	5. Stockholder proposal regarding majority voting		☐	For	☐	Against	☐	Abstain

	6. Stockholder proposal regarding severance payments		☐	For	☐	Against	☐	Abstain

WHEN THIS PROXY IS PROPERLY EXECUTED YOUR SHARES WILL BE VOTED: (1) AS DIRECTED; (2) IF NO DIRECTION IS GIVEN, FOR PROPOSALS 1 AND 2, AND AGAINST PROPOSALS 3, 4, 5 and 6; AND (3) ACCORDING TO THE BEST JUDGMENT OF CHARLES R. SCHWAB AND CARRIE E. DWYER IF ANY OTHER MATTER COMES BEFORE THE ANNUAL MEETING FOR A VOTE.

Address Change? Mark Box ☐ Indicate changes below:	Date _______________________

Signature(s) in Box

Please sign exactly as your name(s) appear on the proxy card. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.